UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )
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COVANTA HOLDING CORPORATION

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COVANTA HOLDING CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 5, 2016
To our Stockholders:
We are notifying you that our 2016 Annual Meeting of Stockholders, referred to as the "Annual Meeting," will be held on May 5, 2016, at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960, at 11:00 a.m. local time. At the meeting we will ask you to:
1.  elect ten directors to our Board of Directors, each for a term of one year;
2.  ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year; and

3.	consider such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
As permitted by the Securities and Exchange Commission, Covanta is providing stockholders with access to our proxy materials via the Internet rather than in paper form. Accordingly, on or about March 24, 2016, we mailed to stockholders a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice”, containing instructions on how to access the proxy materials over the Internet. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and our 2015 Annual Report on Form 10-K. The Notice also instructs you on how you may submit your proxy to vote by mail, by telephone or via the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.
Our Board of Directors has fixed the close of business on March 15, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. A complete list of these stockholders will be available at our principal executive offices prior to the Annual Meeting.
All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please follow the instructions on the proxy card for voting via the Internet, by telephone or by mail as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy form issued in your name from the institution that is the record holder and bring the proxy form to the Annual Meeting.

By Order of the Board of Directors
COVANTA HOLDING CORPORATION
Timothy J. Simpson
Secretary
Morristown, New Jersey
March 24, 2016

COVANTA HOLDING CORPORATION
445 South Street
Morristown, New Jersey 07960
PROXY STATEMENT
The enclosed proxy is solicited by the Board of Directors of Covanta Holding Corporation for use at the Covanta Holding Corporation 2016 Annual Meeting of Stockholders, referred to as the "Annual Meeting," to be held on May 5, 2016, at 11:00 a.m. local time, or any adjournment or postponement of the Annual Meeting, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. These proxy materials were made available via the Internet on or about March 24, 2016 to all stockholders entitled to vote at the Annual Meeting. The proxy materials consist of this proxy statement, a proxy card and our 2015 Annual Report on Form 10-K. Throughout this proxy statement when the terms “Covanta,” the “Company,” “we,” “our,” “ours” or “us” are used, they refer to Covanta Holding Corporation and we sometimes refer to our Board of Directors as the “Board.” Our subsidiary, Covanta Energy, LLC, is often referred to in this proxy statement as “Covanta Energy.”
What is the purpose of the Annual Meeting?
At the Annual Meeting, you will be asked to act upon the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, including:

•	election of ten directors to our Board of Directors, each for a term of one year (see page 13); and

•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year (see page 18).
In addition, management will report on our performance and respond to questions from stockholders.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials in the mail?
In accordance with rules adopted by the Securities and Exchange Commission, referred to in this proxy statement as the “SEC,” we may furnish proxy materials, including this proxy statement and our 2015 Annual Report on Form 10-K, to our stockholders by providing access to those documents on the Internet instead of mailing printed copies. A Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” was mailed to stockholders on March 24, 2016, and it will instruct you on how to access and review all of our proxy materials for the Annual Meeting on the Internet. The Notice also instructs you on how you may submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.
How do I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting via the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing an Internet link to those materials and an Internet link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on the record date of March 15, 2016 are entitled to vote their shares at the Annual Meeting. On that date, there were 129,868,102 shares of our common stock outstanding and entitled to vote.
How many votes do I have?
You will have one vote for each outstanding share of our common stock that you owned on March 15, 2016 (the record date), as each outstanding share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How many votes must be present to hold the Annual Meeting?
The presence, in person or by proxy, of stockholders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting, including shares represented by proxies that reflect abstentions, constitutes a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for the purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that record holder does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner. If there is not a quorum at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will only have the power to adjourn the Annual Meeting until there is a quorum. The Annual Meeting may be reconvened without additional notice to the stockholders within 30 days after the date of the prior adjournment if we announce the reconvened meeting at the prior adjournment. A quorum must be present at such reconvened meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” or “record owner” of those shares. As a record owner, the Notice of Internet Availability of Proxy Materials has been sent directly to you. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. As a beneficial owner, the Notice has been sent to the holder of record of your shares. If you wish to attend the Annual Meeting and vote shares of our common stock held through a broker, bank or other nominee, you will need to obtain a proxy form issued in your name to bring to the meeting from the institution that holds your shares and follow the voting instructions on that form.
How do I vote my shares at the Annual Meeting?
You may vote either in person at the Annual Meeting or by proxy. If you vote by proxy, you may still attend the Annual Meeting in person.
If you wish to vote in person at the Annual Meeting, please attend the meeting and you will be instructed there as to the balloting procedures. Please bring personal photo identification with you to the meeting. If you are a beneficial owner of shares, you must obtain a proxy form issued in your name from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting in person.
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy via the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy via the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank or other nominee. If you do this, your shares of common stock represented by the proxy will be voted by the proxy holders in accordance with your instructions. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 4, 2016. Stephen J. Jones and Timothy J. Simpson are the proxy holders. If you are a beneficial owner of shares, you will need to obtain a proxy form issued in your name from the institution that holds your shares and follow the voting instructions on the proxy form.
If you do not intend to vote in person at the Annual Meeting, please remember to submit your proxy to us prior to the Annual Meeting to ensure that your vote is counted.
Can I revoke my proxy or change my vote after I have voted?
Even after you have submitted your proxy, you may revoke your proxy or change your vote. If you are the record owner of the shares, you can revoke your proxy by doing one of the following before your proxy is exercised at the Annual Meeting:

(1)	deliver a written notice of revocation to our Secretary at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960; or

(2)	submit a properly executed proxy bearing a later date; or

(3)	attend the Annual Meeting and cast your vote in person.
To revoke a proxy previously submitted via the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked. If you are the beneficial owner of shares and have submitted your proxy to the institution that holds your shares, you will need to contact that institution and follow its instructions for revoking a proxy.
Attendance at the Annual Meeting will not cause your previously submitted proxy to be revoked unless you cast a vote at the Annual Meeting.

What if I do not vote for some of the matters listed on the proxy?
If you properly execute, date and return a proxy to us without indicating your vote, in accordance with the Board’s recommendation, your shares will be voted by the proxy holders as follows:

•	“FOR” election of the ten nominees for director; and

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year.
In addition, if other matters are properly presented for voting at the Annual Meeting, or at any adjournment or postponement thereof, your proxy grants Messrs. Jones and/or Simpson the discretion to vote your shares on such matters. If, for any unforeseen reason, any of the director nominees described in this proxy statement are not available as a candidate for director, then Messrs. Jones and/or Simpson will vote the stockholder proxies for such other candidate or candidates as the Board may nominate.
How many votes are required to elect directors and to adopt the other proposals?
In the election for directors, the ten nominees receiving the highest number of “FOR” votes cast in person or by proxy will be elected. A “WITHHOLD” vote for a nominee is the equivalent of abstaining. Abstentions and broker non-votes are not counted as votes cast for the purposes of, and therefore will have no impact as to, the election of directors. Although the director nominees with the highest number of “FOR” votes cast will be elected at the Annual Meeting, our Corporate Governance Guidelines contain a Majority Voting Policy which requires any nominee for director in an uncontested election to tender his or her resignation to the Board if that nominee receives a greater number of “WITHHOLD” votes than “FOR” votes in any election. The Board's Nominating and Governance Committee will consider the resignation offer and recommend to the Board the action to be taken with respect to the tendered resignation. The Board will act upon the Nominating and Governance Committee's recommendation no later than 90 days following certification of the stockholder vote. A complete copy of our Corporate Governance Guidelines is posted on our website at www.covanta.com.
All proposals, other than the election of directors, require the affirmative “FOR” vote of a majority of those shares present and entitled to vote to pass. An abstention as to any matter, when passage requires the vote of a majority of the votes entitled to be cast at the Annual Meeting, will have the effect of a vote “AGAINST.” Broker non-votes will not be considered, and will not be counted for any purpose in determining whether a matter has been approved.
Brokers, banks or other nominees have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm addressed by Proposal No. 2 in this proxy statement; therefore, your shares may be voted on Proposal No. 2 if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. On non-routine matters, such as Proposal No. 1, brokers, banks or other nominees do not have discretion to vote shares without instructions from beneficial owners and thus are not entitled to vote on such proposals in the absence of such specific instructions, resulting in a broker non-vote for those shares.
Representatives of American Stock Transfer & Trust Company, our transfer agent, will tabulate the votes and act as the inspector of election at the Annual Meeting.
Can my shares be voted if I do not return my proxy and do not attend the Annual Meeting?
If you do not vote your shares and you are the beneficial owner of the shares, your broker can vote your shares on matters that the New York Stock Exchange has ruled are routine.
If you do not vote your shares and you are the record owner of the shares, your shares will not be voted.
Who pays the cost of solicitation of proxies for the Annual Meeting?
We will pay the cost of solicitation of proxies. We have engaged Kingsdale Shareholder Services US LLC to assist in soliciting proxies on our behalf. Kingsdale Shareholder Services US LLC may solicit proxies personally, electronically or by telephone. We have agreed to pay Kingsdale Shareholder Services US LLC a fee of $21,500 for its services. We have also agreed to reimburse Kingsdale Shareholder Services US LLC for its reasonable out-of-pocket expenses and to indemnify Kingsdale Shareholder Services US LLC and its employees against certain liabilities arising from or in connection with the engagement. Our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation for such proxy solicitation activity. Brokers and other nominees who held our common stock on the record date will be asked to contact the beneficial owners of the shares that they hold to send proxy materials to and obtain proxies from such beneficial owners. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this proxy statement to our stockholders.

BOARD STRUCTURE AND COMPOSITION
The Board is currently comprised of eleven directors.
During 2015, the Board held five meetings and took action by unanimous written consent five times. Each director attended at least 75% of all meetings of the Board and those Board committees on which he or she served during 2015. We expect our Board members to attend the Annual Meeting of Stockholders. In May 2015, all of the directors attended our Annual Meeting of Stockholders. The Board has adopted a Board Charter and Corporate Governance Guidelines that, among other matters, describe the responsibilities and certain qualifications of our directors. Our Board Charter and Corporate Governance Guidelines are available on our website at www.covanta.com. Copies may also be obtained by writing to our Vice President of Investor Relations at our principal executive offices.
Committees of the Board
In 2015, the Board had five standing committees that operate under written charters approved by the full Board: Audit; Compensation; Nominating and Governance; Finance; and Public Policy and Technology. The Operations Committee was dissolved in early 2015 following Mr. Jones' appointment as President and Chief Executive Officer. In accordance with applicable SEC rules and regulations and New York Stock Exchange listing standards, all of the directors who serve on the Audit, Compensation or Nominating and Governance Committees have been determined by the Board, in its business judgment, to be “independent” from the Company and its management. The charters of all the committees can be viewed on the Company website at www.covanta.com and may be obtained in print by writing to our Vice President of Investor Relations at our principal executive offices. The chart below identifies directors who were members of each committee at the end of 2015, the number of meetings held by each committee during the year and the chairs of each committee:

Name	Audit	Compensation	Nominating and Governance	Finance	Public Policy and Technology
Sam Zell (Chair)
Joseph M. Holsten	X, FE			X
David M. Barse	X, FE		C	X
Ronald J. Broglio			X		VC
Peter C.B. Bynoe		C	X
Linda J. Fisher			X		C
Stephen J. Jones
Anthony J. Orlando				X	X
William C. Pate	X, FE			C	X
Robert S. Silberman		X		X
Jean Smith	C, FE	X	X
2015 Meetings	4	5	5	6	4
2015 Actions by Unanimous Written Consent		2
FE = Financial Expert

Audit Committee.     Each of the members of the Audit Committee qualifies as an independent director under applicable SEC rules and regulations and under applicable New York Stock Exchange listing standards. The Board has determined that each of the members of the Audit Committee qualifies as an audit committee “financial expert” under applicable SEC rules and regulations.
The Audit Committee operates under a written charter, under which the functions of the Audit Committee include assisting the Board in its oversight of the quality and integrity of our financial statements and accounting processes, compliance with legal and regulatory requirements, assessing and reviewing the qualifications, independence and performance of our independent registered public accounting firm and overseeing our internal audit function. The Audit Committee has the sole authority to select, evaluate, appoint or replace the independent registered public accounting firm and has the sole authority to approve all audit engagement fees and terms. The Audit Committee must pre-approve all permitted non-auditing services to be provided by the independent auditors; discuss with management and the independent auditors our financial statements and any disclosures and SEC filings relating thereto; recommend for stockholder approval the ratification of our independent registered public accounting firm; review the integrity of our financial reporting process; establish policies for the hiring of employees or former employees of the independent registered public accounting firm; and investigate any matters pertaining to the integrity of management.
Compensation Committee.    Each of the members of the Compensation Committee qualifies as an independent director under applicable New York Stock Exchange listing standards and is considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement. All of the current members of the Compensation Committee are “outside directors” under section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Tax Code” in this proxy statement.
The Compensation Committee operates under a written charter, under which the Compensation Committee, among other things, has the following authority:

(1)
to review and approve the Company’s goals relating to the chief executive officer’s compensation, evaluate the chief executive officer’s performance under those goals and set the chief executive officer’s compensation;

(2)	to evaluate, review and approve the compensation structure and process for our other officers and the officers of our subsidiaries;

(3)	to evaluate, review and recommend to our Board any changes to, or additional, stock-based and other incentive compensation plans;

(4)	to engage independent advisors to assist the members of the Compensation Committee in carrying out their duties; and

(5)	to recommend inclusion of the Compensation Discussion and Analysis in this proxy statement and our Annual Report on Form 10-K.
Nominating and Governance Committee.    Each of the members of the Nominating and Governance Committee qualifies as an independent director under applicable SEC rules and regulations and under applicable New York Stock Exchange listing standards. The Nominating and Governance Committee operates under a written charter, under which it assists the Board in identifying qualified candidates to serve on the Board, recommends director nominees for the Annual Meeting of Stockholders, identifies individuals to fill vacancies on the Board, recommends Corporate Governance Guidelines to the Board, leading the Board in its annual self-evaluations and recommends nominees to serve on each committee of the Board. The Nominating and Governance Committee, among other things, has the authority to evaluate candidates for the position of director, retain and terminate any search firm used to identify director candidates and review and reassess the adequacy of our corporate governance procedures.
In identifying candidates for positions on the Board, the Nominating and Governance Committee generally relies on suggestions and recommendations from members of the Board, management and stockholders. In 2015, we did not use any search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates.
The Nominating and Governance Committee does not set specific minimum qualifications for director positions. Instead, the Nominating and Governance Committee believes that nominations for election or re-election to the Board should be based on a particular candidate's merits and our needs after taking into account the current composition of the Board. When evaluating candidates annually for nomination for election, the Nominating and Governance Committee considers an individual's skills, diversity, independence from us, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. The Nominating and Governance Committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit the needs of the Board and the Company are identified and, unless such individuals are well known to the Board, they are interviewed and further evaluated by the Nominating and Governance Committee. Candidates selected by the Nominating and Governance Committee are then recommended to the full Board. After the Board approves a candidate, the Chair of the Nominating and Governance Committee extends an invitation to the candidate to join the Board.
The Nominating and Governance Committee will consider candidates recommended by stockholders if such recommendations are provided to the Secretary of the Company in writing within the time periods set forth in our applicable proxy statement and accompanied by the relevant biographical and other information required by Section 2.7 of our Amended and Restated Bylaws and are submitted in accordance with our organizational documents, New York Stock Exchange requirements and SEC rules and regulations, each as in effect from time to time. Candidates recommended by stockholders will be evaluated in the same manner as other candidates. Under our Amended and Restated Bylaws, any holder of 20% or more of our outstanding voting securities has the right, but not the obligation, to nominate one qualified candidate for election as a director. Provided that such stockholder adequately notifies us of a nominee within the time periods set forth in our applicable proxy statement, that individual will be included in our proxy statement as a nominee.

Finance Committee.    The Finance Committee operates under a written charter, under which it is responsible for assisting the Board in its oversight of our consideration of new financial commitments, acquisitions, investments, and other transactions that are either material to our financial condition or prospects, or are otherwise not contemplated by our annual budget or business/financial plan. The Finance Committee is also responsible for establishing policies with respect to the issuance of dividends on our common stock, establishing guidelines for approvals for proposed transactions and spending authorization by our senior executives. The Finance Committee will also provide oversight responsibility for areas of the business previously addressed by the Operations Committee.
Public Policy and Technology Committee. The Public Policy and Technology Committee operates under a written charter, under which it is responsible for assisting the Board in its oversight responsibilities for matters relating to public policy and technology development as it relates to our business. The Public Policy and Technology Committee's responsibilities include oversight of legislative and regulatory developments affecting our business, employee safety programs and procedures, community relations programs, political and charitable contributions by us, as well as the development and implementation of major strategies relating to technical and commercial innovation, research and development to assure ongoing business growth, the evaluation of new technologies that may affect our competitive positions, and all matters related to the protection of intellectual property, involving existing or new technologies of the Company and its businesses.

BOARD GOVERNANCE POLICIES AND PRACTICES

Director Independence
The Corporate Governance Guidelines require that a majority of the Board qualify as independent within the meaning of the independence standards of the New York Stock Exchange. The applicable standards of independence for the Board are attached to our Corporate Governance Guidelines, and are referred to as the “Independence Standards.” These Independence Standards contain categorical standards that are currently used to provide assistance in the review by the Board of all facts and circumstances in making determinations of director independence required by New York Stock Exchange listing standards.
During the Board's annual review of director independence, the Board considered transactions and relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors, their organizational affiliations or any member of their immediate family, on the one hand, and us and our executive management, on the other hand. As provided in the Independence Standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.
As a result of this review, the Board affirmatively determined that the following directors nominated for re-election are independent of us and our management under the criteria set forth in the Independence Standards: David M. Barse, Ronald J. Broglio, Peter C.B. Bynoe, Linda J. Fisher, Joseph M. Holsten, Robert S. Silberman, Jean Smith and Samuel Zell, and that none of these directors had relationships with us except those that the Board has determined to be immaterial as set forth in the Independence Standards. In making these determinations, the Board considered that, in the ordinary course of business, transactions may occur between us and our subsidiaries and companies at which one or more of our directors are or have been officers. In each case, the amounts paid to these companies in each of the last three years did not exceed the applicable thresholds set forth in the Independence Standards or the nature of the relationships with these companies did not otherwise affect the independent judgment of any of such directors. The Board also considered charitable contributions to not-for-profit organizations of which directors or their immediate family members are affiliated, none of which exceeded the applicable thresholds set forth in the Independence Standards. Set forth below is the analysis that the Board engaged in with respect to independence determinations for Messrs. Zell, Barse, Bynoe and Silberman. None of the other independent directors had relationships with us.
Mr. Zell is currently the non-executive Chairman of the Board of the Company. Mr. Zell is the former Chairman of the Board of Equity Group Investments, LLC, referred to as “EGI,” and is currently the Chairman of the Equity Group Investments division of Chai Trust Company, LLC, referred to as “EGI Division,” and an officer of SZ Investments L.L.C., referred to as “SZ Investments,” and EGI-Fund (05-07) Investors, L.L.C., referred to as “EGI-Fund (05-07),” a group of affiliated companies. SZ Investments and EGI-Fund (05-07) are, collectively, the holders of approximately 10.0% of our common stock as of March 15, 2016, as described under “Equity Ownership of Certain Beneficial Owners.” In reviewing the independence of Mr. Zell, the Board noted that although Mr. Zell was our President and Chief Executive Officer from July 2002 until April 2004, such prior service as our executive officer occurred more than ten years ago (well beyond the lookback period) and since that time, Mr. Zell's involvement with the Company has been solely in his capacity as a director and the nature and size of the business of the Company has been transformed. Thus, in his current role as non-executive Chairman of the Board, Mr. Zell does not oversee any of his former reports nor has his prior position affected his rigorous independent and objective oversight of management or promotion of management's accountability to the Company's stockholders. Additionally, the Board noted that Mr. Zell's service as non-executive Chairman of the Board of the Company is not as an executive officer of the Company and is consistent with and pursuant to his duties as a director. Mr. Zell, who was paid at a rate of $600,000 ($150,000 in cash and $450,000 in shares of restricted stock) in 2015 for serving as the non-executive Chairman of the Board, was not among the five most highly paid individuals at the Company in 2015, nor will he be so in 2016. The Board noted Mr. Zell's substantial reported net worth, such that the compensation received from the Company for serving as the non-executive Chairman of the Board has not and does not appear to hinder Mr. Zell's independence from management or impair his rigorous independent judgment. As discussed in more detail below, the Board also noted that certain directors, including Mr. Zell, have direct and indirect relationships with entities with other directors of the Company, including Mr. Bynoe and Mr. Silberman; however, the Board determined that these direct and indirect relationships do not interfere with any of the directors’ exercise of independent oversight of the Company’s management. Mr. Zell's roles at EGI, EGI Division, SZ Investments, and EGI-Fund (05-07) neither imply a conflict of interest nor appear to interfere with Mr. Zell's independent judgment, and his influence and active involvement as a member of the Company's Board of Directors on strategy and the direction of Covanta's business has been aligned with the interests of the Company's stockholders. Finally, the Board noted the absence of any payments made by us to EGI, EGI Division, SZ Investments, EGI-Fund (05-07) or their affiliates within the past three years (not including any dividends paid on shares of our common stock payable to all stockholders). After considering all relevant factors, the Board determined that these relationships do not interfere with Mr. Zell's independent judgment as a director. Therefore, the Board concluded that Mr. Zell qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.
Mr. Bynoe is a Managing Director at EGI Division and a director of Real Industry, Inc. ("Real Industry"). Real Industry is a publicly-held company in which entities affiliated with Chai Trust own less than 10% of the outstanding equity. There is no direct or indirect business relationship between the Company and Real Industry. Mr. Bynoe previously served as the Chief Executive Officer of Rewards Network, Inc. until October 2014. Mr. Zell previously served as Chairman of the Board of Rewards Network Inc. prior to 2007 and EGI and other affiliates of Chai Trust currently control substantially all of the outstanding voting interests of Rewards Network Inc. However, the Board considered these relationships and determined that they do not interfere with Mr. Bynoe’s, Mr. Zell’s, or Mr. Silberman's independent and objective oversight of the Company’s management and their independent judgment as directors. Also, the Board noted the absence of any amounts paid by us to Rewards Network Inc., Real Industry or their affiliates within the past three years.
Additionally, Mr. Bynoe serves as a Senior Counsel to the law firm of DLA Piper US, LLP, referred to as “DLA Piper US.” Completely unrelated to Mr. Bynoe's relationship with DLA Piper US, DLA Piper UK LLP, a separate entity that is not affiliated for tax purposes with DLA Piper US but is party to a joint marketing agreement with DLA Piper US in the form of a Swiss verein, provided Covanta Energy with certain legal services in 2015, totaling approximately $22,000. Mr. Bynoe is not a member or employee of DLA Piper UK LLP and did not direct or have any direct or indirect involvement in the procurement, provision, oversight or billing of such legal services. Further, Mr. Bynoe does not benefit in any way, directly or indirectly, from any fees paid to DLA Piper UK LLP.
The Board concluded that none of these relationships interfered or affected Mr. Bynoe’s rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders or with his exercise of independent judgment as a director, and therefore that Mr. Bynoe qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.
Mr. Silberman is the Executive Chairman of the Board of Directors of Strayer Education, Inc. Mr. Silberman is also a Managing Director of EGI Division. As noted above, EGI Division is affiliated with SZ Investments and EGI-Fund (05-07), holders of approximately 10.0% of our common stock as of March 15, 2016, as described under “Equity Ownership of Certain Beneficial Owners.” Mr. Silberman is also a director of Par Pacific Holdings, Inc. ("Par Pacific"), which may be an affiliate of Chai Trust. As discussed in more detail above, the Board also noted that certain directors, including Mr. Zell and Mr. Bynoe have direct and indirect relationships with entities with other directors of the Company; however, the Board determined that these direct and indirect relationships do not interfere with any of the directors’ exercise of independent oversight of the Company’s management. The Board reviewed the independence of Mr. Silberman. In particular, the Board noted the absence of any payments made by us to EGI Division, SZ Investments, EGI-Fund (05-07) or their affiliates within the past three years (not including any dividends paid on shares of our common stock payable to all stockholders) or to Par Pacific, Mr. Silberman’s limited role in EGI Division and his continuing employment as Executive Chairman of Strayer Education. The Board determined that these relationships do not interfere with Mr. Silberman's rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders or with his exercise of independent judgment as a director. Therefore, the Board concluded that Mr. Silberman qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.
One other factor that the Board took into consideration is the overlapping relationship among three of the director nominees including Mr. Zell. As described above, Mr. Zell is Chairman of EGI Division and President of SZ Investments and EGI-Fund (05-07). Messrs. Bynoe and Silberman are both Managing Directors of EGI Division. Mr. Silberman is a director of Par Pacific and Mr. Bynoe is a director of Real Industry, as discussed more fully above. However, the fact of these direct and indirect relationships among three of the directors of the Company does not by itself impair the independence of any of the Company’s directors. The focus of the analysis under the New York Stock Exchange listing standards is whether the directors are independent from the Company’s management, and whether the relationships discussed above actually interfere with the exercise of independent judgment regarding the Company by Messrs. Zell, Bynoe and Silberman. The Board is aware of no evidence to suggest that affiliations with EGI Division and other entities affiliated with Mr. Zell and the Company have affected the rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders by Messrs. Zell, Bynoe or Silberman.
Mr. Barse was our President and Chief Operating Officer from July 1996 until July 2002. The Board noted that such prior service as our executive officer occurred more than a decade ago, well beyond the NYSE three-year look back period, and does not interfere with his exercise of independent judgment as a director. Further, the Board noted the absence of any amounts paid by us to Third Avenue and its affiliates within the past three years (not including any dividends paid on shares of our common stock payable to all stockholders). Therefore, the Board concluded that Mr. Barse qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.
Board Oversight of Risk Management
The Board and its committees play a significant role in the oversight of Company-wide risk management. As part of our enterprise risk management protocol, senior management discusses and identifies major areas of risk on an ongoing basis. Management annually reviews with the Board risks to the enterprise and our efforts to address them. In addition, presentations are made in the ordinary course at scheduled Board meetings regarding market trends, competition and the various other risks that face the Company. On an ongoing basis, the various committees of the Board address risk in the areas germane to their scope. For example:

•	The Nominating and Governance Committee evaluates Board effectiveness, succession planning, enterprise risk management and general corporate best practices;

•
Operational risk management is overseen by the full Board and the Finance Committee with respect to the Company’s key initiatives affecting its operations base business performance and by the Compensation Committee with respect to attracting, retaining and motivating talented employees and by tying compensation awards to actual performance;

•
The Public Policy and Technology Committee oversees policy and regulatory risk, as well as risks in the areas of safety and environmental compliance, through an ongoing dialog with management, it also plays a role in operational risk management, and oversees risk associated with managing existing technology and developing new technology to enhance and protect our competitive advantage;

•	The Finance and Audit Committees play key roles in the oversight of financial and market risk, currency risk, liquidity and tax risk; and

•	Overall ethics, policy and compliance risk is also overseen by the Audit Committee and the Nominating and Governance Committee.
 The Compensation Committee also is aware of the levels of risk attendant to capital allocation and expansion projects, and is taken into account when determining the value of individual contributions to the achievement of strategic objectives by our named executive officers. On a structural level, all material transactions, as well as transactions not deemed material to us, that involve capital allocations above specified levels are reviewed and approved by our Finance Committee, which as part of its analysis of transactions examines the potential risk and reward of our investments in business acquisitions and expansion projects. To the extent necessary, members of the Finance Committee discuss with the Compensation Committee the analysis and rationale for investment decisions.
In order to assure that excessive leverage and risk-taking is not undertaken in seeking to achieve growth objectives, a material portion of compensation payable to our named executive officers is paid in equity that vests over time, and will only vest after performance above threshold levels is demonstrated over a sustained period of at least three years after the grant of such awards.  We believe that the combination of time vesting over three years and long-term performance vesting, together with executive stock ownership guidelines, act as additional incentives and precautions to control against excessive risk-taking in the investment decisions by management, and to maintain focus on long-term value creation.
Director Stock Ownership Guidelines
Our Board believes it is important for all of our directors to acquire and maintain a significant equity ownership position in our Company. Accordingly, we have established stock ownership guidelines for our directors in order to specifically identify and align the interests of our directors with our stockholders. Accordingly, each director is required under our guidelines to hold at least 15,000 shares of our common stock. Directors are given five years to reach their target ownership levels and, given that a significant portion of each director's annual compensation is in the form of restricted stock vesting over a period of time, our guidelines provide that credit is given for unvested restricted stock holdings toward individual targets.

Majority Voting Policy
Our Corporate Governance Guidelines include a Majority Voting Policy, which provides that in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall promptly tender his or her resignation to the Board for consideration in accordance with the procedures described in the Majority Voting Policy attached to our Corporate Governance Guidelines.
Securities Pledging Policy
Prior to our 2015 annual meeting of stockholders, one of the proxy advisory services, Institutional Shareholder Services (“ISS”), recommended a vote against the re-election of those of our directors comprising our Audit Committee. The basis of this recommendation related to certain borrowing arrangements entered into by certain of our directors over time, which were secured in part by a portion of their holdings of our common stock. Because of the possibility that lenders might require such pledged shares to be sold in a short period of time if directors were unable to arrange repayment of these borrowings when due, ISS expressed concern that stockholders would be adversely affected by downward pricing pressure in such a situation. ISS noted in particular declines in average daily trading volume of our common stock during early 2015 which would limit directors’ ability to sell a significant number of shares without resulting in such downward pricing pressure.
ISS expressed the view that our Audit Committee should have a policy prohibiting share pledges, and that its failure to do so warranted a recommendation against their re-election to the Board.
In response to ISS’s concerns, our Board of Directors requested that the Nominating and Governance Committee examine the risk associated with the pledge of our common stock by our directors and officers and consider adopting a policy that mitigates any such risks to appropriately protect stockholder interests. Following our 2015 Annual Meeting of Stockholders and over the course of 2015, the Nominating and Governance Committee analyzed and examined a variety of factors bearing on policy design, including:

•	potential impact to stockholders;

•	trends in trading volumes, including historical volume levels and volume increases since early 2015;

•	specific structural protections that can be used in borrowing arrangements to guard against foreclosure on share pledges;

•	practices and policies by other public companies;

•	the possible outcomes and implications of implementing an outright prohibition as compared to significant structural limitations;

•
the relation of value of such pledge arrangements to executive officers' and directors’ net worth, and other factors bearing on executive officers' and directors’ ability to prevent a forced sale of shares; and

•	the historical absence of any such foreclosures with respect to executive officers or directors.

As a result, upon the recommendation of the Nominating and Governance Committee, the Board of Directors adopted a new stock pledge policy with the following elements, which in its business judgment provides appropriate protections of stockholder interests:

•	As a general rule, pledging of Covanta shares is not permitted without the prior approval of the Audit Committee;

•	For shares held in brokerage accounts, margin loans using Covanta common stock as collateral are prohibited;

•
A safe harbor is provided, permitting pledges if certain structural parameters are included in the pledge/loan arrangements that would both limit amounts pledged, and mitigate risk of a forced sale as a result of a decline in the market price of Covanta common stock, specifically:

•	No more than 40% of the total value of the stock collateral pledged in any arrangement may be in Covanta common stock (calculated at the time of pledge), to ensure diversification of collateral;

•
All loans must be compliant with the requirements of Federal Reserve Regulation U, limiting the amount of any such loan to a maximum 50% of the value of collateral, as measured at the time of borrowing;

•
Loan and pledge arrangements cannot contain provisions requiring automatic or forced sales, prior to notice and a cure period of not less than three business days between when specific loan-to-value thresholds are exceeded and when lenders have the right to exercise remedies under the pledge arrangement; and

•
For outstanding loan arrangements which include pledges of Covanta common stock, an 18-month transition period is provided to allow for orderly replacement of existing pledges consistent with the safe harbor guidelines.

The policy is applicable to all directors and executive officers and become effective upon adoption in December, 2015.
Policies on Business Conduct and Ethics
We have a Code of Conduct and Ethics for Senior Financial Officers and a Policy of Business Conduct. The Code of Conduct and Ethics applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller or persons performing similar functions. The Policy of Business Conduct applies to all of our, and our subsidiaries', directors, officers and employees. Both the Code of Conduct and Ethics and the Policy of Business Conduct are available on our website at www.covanta.com and copies may be obtained by writing to our Vice President of Investor Relations at our principal executive offices.

Board Performance Evaluation
Each year the Board conducts an evaluation of its performance. The evaluation format is established by the Nominating and Governance Committee. This year we conducted individual interviews with each director through independent counsel. In these active interviews, comments were solicited with respect to the full Board and any committee on which each director served, as well as director performance and Board dynamics. The focus of inquiry related to the larger questions of how the Board can improve its key functions of overseeing personnel development, financial performance, other major issues of strategy, risk, integrity, reputation and governance. In particular, for both the Board and the relevant committee, the process solicited ideas from directors on the following:

•improving prioritization and discussion of issues;
•assessing the quality of written and oral presentations from management;
•improving the quality of Board or committee discussions on key matters;
•assessing the effectiveness of how specific issues in the past year had been handled;
•identifying specific issues which should be discussed in the future; and
•identifying any other matter of importance to Board functioning.
Following the interviews, the Nominating and Governance Committee discussed the findings of the interviews and the Chair of the Nominating and Governance Committee led a discussion with the full Board on the results and recommendations at the March 2016 meeting of the Board.
Management Succession Planning
The Compensation Committee and the Nominating and Governance Committee’s of the Board and our Chief Executive Officer maintain an ongoing focus on executive development and succession planning to prepare the Company for future success. In addition to preparing for the succession of our Chief Executive Officer, which we successfully implemented and transitioned in 2015, the succession planning process includes all senior management positions. A comprehensive review of executive talent, including, from time to time, assessments by an independent consulting firm, determines readiness to take on additional leadership roles and identifies developmental and coaching opportunities needed to prepare our executives for greater responsibilities. The Chief Executive Officer makes a formal succession planning presentation to the Board in executive session annually. Succession planning is a responsibility of the entire Board and all members participate.
Separation of the Roles of Chairman and Chief Executive Officer
Since 2004, the Company has maintained a separation of the roles of Chairman and Chief Executive Officer. The Chairman has held the role of overseeing the Board and working with and providing guidance to the Chief Executive Officer on our overall strategic objectives and risk management. The Chair of the Nominating and Governance Committee will act as Lead Director in the event of a potential conflict of interest involving the Chairman. In addition to being the primary liaison with the Chairman and the Board, the Chief Executive Officer's role is to directly oversee the day-to-day operations of the Company, lead and manage the senior management of the Company and implement the strategic plans, risk management and policies of the Company. The Chairman and Chief Executive Officer work closely together to ensure that critical information flows to the full Board, that discussions and debate of key business issues are fostered and afforded adequate time and consideration, that consensus on important matters is reached and decisions, delegation of authority and actions are taken in such a manner as to enhance our businesses and functions. While the Board believes that the separation of these two roles currently best serves the Company and its stockholders, it recognizes that combining these roles may be appropriate in the future if circumstances change.
Executive Sessions of Independent Directors
The independent directors of the Board meet regularly in executive session without our management present. Our Lead Director will serve as the Chair of each executive session of independent directors in the event of any potential conflict of interest with our Chairman. Stockholders wishing to communicate with the independent directors may contact them by writing to: Independent Directors, c/o Corporate Secretary, Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. Any such communication will be promptly distributed by our Secretary to the individual director or directors named in the communication in the same manner as described below in “Communications with the Board.”
Communications with the Board
Stockholders and other interested parties can send communications to one or more members of the Board by writing to the Board or to specific directors or group of directors at the following address: Covanta Holding Corporation Board of Directors, c/o Corporate Secretary, Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. Any such communication will be promptly distributed by our Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board.

COMPENSATION OF THE BOARD
On an annual basis, at the Annual Meeting of Stockholders at which directors are elected, each non-employee director, other than the Chairman of the Board, is awarded 4,500 shares of restricted stock, which vest as follows: one-third vest upon the grant of the award, one-third will vest one year after the date of grant and the final one-third of the restricted stock will vest two years after the date of grant. Mr. Barse has previously waived his right to receive equity awards for 2015; however, he will receive equity compensation in 2016. The Chairman of the Board receives annual compensation equal to $150,000 in cash and $450,000 in restricted stock, which vests as follows: one-third of the shares vest upon the grant of the award, one-third will vest one year after the date of grant and the final one-third of the shares will vest two years after the date of grant. Non-employee directors, other than the Chairman of the Board, also will receive an annual fee of $50,000 for 2016. The chairs of the Audit Committee, Compensation and Operations Committee will also each receive an additional annual fee of $10,000 for such service and the chair of each of the other committees of the Board, including without limitation, the Nominating and Governance Committee, the Finance Committee, and the Public Policy and Technology Committee, will be entitled to receive an additional annual fee of $5,000 for such service. Non-employee directors will be entitled to receive a meeting fee of $2,000 for each Audit Committee meeting and $1,500 for each other committee meeting they attend. Directors who are appointed at a date other than the Annual Meeting will be entitled to receive a pro rata portion of the annual director compensation.
The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2015.

Name(1)	Fees Earned ($)	Stock Awards (2) ($)	Total ($)
David M. Barse(3)	$76,500	$—	$76,500
Ronald J. Broglio	$65,500	$94,365	$159,865
Peter C.B. Bynoe	$72,000	$94,365	$166,365
Linda J. Fisher	$67,000	$94,365	$161,365
Joseph M. Holsten(4)	$92,000	$94,365	$186,365
Anthony J. Orlando	$48,000	$94,365	$142,365
William C. Pate	$76,500	$94,365	$170,865
Robert S. Silberman	$63,500	$94,365	$157,865
Jean Smith	$80,000	$94,365	$174,365
Samuel Zell	$150,000	$450,016	$600,016

(1)
As an employee, Mr. Orlando was not entitled to additional compensation for serving as a member of the Board or any committee of the Board. However, following his succession by Mr. Jones, Mr. Orlando became entitled to, and did receive compensation as a non-employee director.

(2)
Each non-employee director, except for Mr. Zell as Chairman of the Board, and Mr. Barse, who declined to receive any non-cash compensation, received an award of 4,500 shares of restricted stock on May 8, 2015 that had a grant date fair value of $20.97 per share, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation,” referred to in this proxy statement as “FASB ASC Topic 718.” The grant date fair value is computed using the closing price of shares on the grant date. For a discussion of valuation assumptions, see Note 17, “Stock-Based Award Plans,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. Set forth below is the total number of shares of unvested restricted stock that each non-employee director has been granted in his or her role as a director in 2015, as well as the shares of restricted stock which vested during 2015. Mr. Zell received a $450,016 restricted stock award based on the closing price of the common stock on the New York Stock Exchange on the grant date of $20.97 per share.

Director	Number of Unvested Restricted Stock Awards Held as of December 31, 2015 (a)(b)	Number of Restricted Stock Awards Vested During Fiscal Year Ended December 31, 2015
David M. Barse	—	—
Ronald J. Broglio	4,500	4,500
Peter C.B. Bynoe	4,500	4,500
Linda J. Fisher	4,500	4,500
Joseph M. Holsten	4,500	4,500
Anthony J. Orlando (d)	3,000	1,500
William C. Pate	4,500	4,500
Robert S. Silberman	4,500	4,500
Jean Smith	4,500	4,500
Samuel Zell (c)	22,266	22,578

(a)
For each director except Mr. Barse, Mr. Orlando and Mr. Zell, 1,500 shares of restricted stock vest on each of May 8, 2016, May 7, 2017 and May 7, 2018. For Mr. Orlando, 1,500 shares of restricted stock vest on each of May 7, 2017 and May 7, 2018.

(b)	Notwithstanding the vesting schedule attached to such restricted stock awards granted in 2015, all such restricted stock awards were considered to be vested for purposes of FASB ASC Topic 718.

(c)	For Mr. Zell, 7,957 shares of restricted stock will vest on May 8, 2016, 7,153 shares of restricted stock will vest on May 7, 2016 and 7,154 shares of restricted stock will vest on May 7, 2017.

(d)
Table reflects equity awards paid as a director. Does not reflect equity awards paid to Mr. Orlando as an executive officer of the Company, which are reflected in Outstanding Equity Awards at Fiscal Year-End 2015 table on page 42.

(3)	While an officer of Third Avenue, Mr. Barse waived his right to receive equity awards for 2015.

(4)	Mr. Holsten served as Vice Chair until the 2015 Annual Meeting of Stockholders, at which time, the office of Vice Chair was eliminated.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board is currently comprised of eleven directors. Following the Annual Meeting, the Board will be comprised of ten directors. The Board, at the recommendation of the Nominating and Governance Committee, has nominated each of the following ten individuals to serve as a director for a term of one year:
David M. Barse
Ronald J. Broglio
Peter C.B. Bynoe
Linda J. Fisher
Joseph M. Holsten
Stephen J. Jones
Anthony J. Orlando
Robert S. Silberman
Jean Smith
Samuel Zell
Each of the nominees currently serves as a member of the Board for a one-year term expiring at the next Annual Meeting. If elected at this year's Annual Meeting, each nominee will serve until the date of next year's Annual Meeting or until his or her successor has been elected and qualified. Each nominee provides a depth of knowledge, experience and diversity of perspective to facilitate meaningful participation and, through service on the Board, satisfy the needs of the Company and its stockholders.
Each nominee has consented to serve as a member of the Board if re-elected for another term. Nevertheless, if any nominee becomes unable to stand for election (which is not anticipated by the Board), each proxy will be voted for a substitute designated by the Board or, if no substitute is designated by the Board prior to or at the Annual Meeting, the Board will act to reduce the membership of the Board to the number of individuals nominated.
There is no family relationship between any nominee and any other nominee or any executive officer of ours. The information set forth below concerning the nominees has been furnished to us by the nominees.

The Board recommends that you vote “FOR” the election of each of the above named nominees to the Board. Proxies solicited by the Board will be voted “FOR” the election of each of the nominees named above unless instructions to the contrary are given.

Our Directors

David M. Barse has served as a director since 1996 and is Chair of the Nominating and Governance Committee and a member of the Audit Committee and Finance Committee. Mr. Barse served as our President and Chief Operating Officer from July 1996 until July 2002. Mr. Barse is the founder and Chief Investment Officer of DMB Holdings, LLC, a private family office with a diverse investment portfolio. Until December 2015, Mr. Barse served as Chief Executive Officer of Third Avenue Management LLC, ("Third Avenue"), an investment adviser to mutual funds, private funds, solo-advised funds and separately managed accounts, since June 2003 and previously served as President of Third Avenue from February 1998 until September 2012. Mr. Barse also presently serves as a Trustee of Brooklyn Law School and serves on the Board of Directors of City Parks Foundation and is a member of the World Presidents' Organization.
The Board and management benefit from Mr. Barse's knowledge of finance and financial and trading markets, as well as his institutional knowledge of the Company's businesses, dating back to Danielson Holding Corporation's original investment in Covanta Energy Corporation, and his prior role as Danielson's President and Chief Operating Officer. Mr. Barse's legal background and experience in growth strategy execution and investing in companies in a range of sectors, provide a direct benefit to the Board and our stockholders. Mr. Barse is 53 years old.

Ronald J. Broglio has served as a director since October 2004 and is Vice-Chair of the Public Policy and Technology Committee and a member of the Nominating and Governance Committee. Mr. Broglio has been the President of RJB Associates, a consulting firm specializing in energy and environmental solutions, since 1996. Mr. Broglio was Managing Director of Waste to Energy for Waste Management International Ltd. from 1991 to 1996. Prior to joining Waste Management, Mr. Broglio held a number of positions with Wheelabrator Environmental Systems Inc. from 1980 through 1990, including Managing Director, Senior Vice President - Engineering, Construction & Operations and Vice President of Engineering & Construction. Mr. Broglio served as Manager of Staff Engineering and as a staff engineer for Rust Engineering Company from 1970 through 1980.
Mr. Broglio has more than 40 years of experience in the waste and energy-from-waste industries, and has an in-depth technical knowledge of combustion systems, complementary and new technologies relating to both waste materials management and energy production, and the engineering associated with our business. In these areas, as well as his management experience in the waste and energy-from-waste sectors both in the Americas and in Europe, he provides valuable insight to management and the Board. Mr. Broglio is 75 years old.

Peter C.B. Bynoe has served as a director since July 2004 and is Chair of the Compensation Committee and a member of the Nominating and Governance Committee. Since October 2014 Mr. Bynoe has been a Managing Director at EGI Division. Mr. Bynoe also serves as Senior Counsel to the law firm of DLA Piper US, LLP, which he joined as a partner in 1995. Mr. Bynoe has been a principal of Telemat Ltd., a consulting and project management firm, since 1982. Mr. Bynoe has been a director of Frontier Communications Corporation (formerly known as Citizens Communication Corporation), a telephone, television and internet service provider, since 2007, and in July 2013, he became a director of Real Industry, a diversified business and financial services enterprise that currently manages assets and liabilities related to various real estate investments. From September 2013 to October 2014, he served as Chief Executive Officer of Rewards Network Inc., a provider of credit card loyalty and rewards programs. Mr. Bynoe was formerly a director of Rewards Network Inc. From February 2009 until September 2013, Mr. Bynoe was a partner and Chief Operating Officer at Loop Capital Markets, LLC, a full-service investment banking firm based in Chicago and Managing Director from February 2008 to February 2009.
The Board benefits from Mr. Bynoe's extensive legal and financial expertise, his background in complex public infrastructure projects, his public sector service and his extensive knowledge of public policy issues. Mr. Bynoe's service as a board member for other public and private companies also enables him to provide valuable insight and perspective on compensation and governance matters. Mr. Bynoe is 65 years old.

Linda J. Fisher has served as a director since December 2007 and is Chair of the Public Policy and Technology Committee and a member of the Nominating and Governance Committee. Ms. Fisher served as Vice President, Safety, Health and Environment and Chief Sustainability Officer at E.I. du Pont de Nemours and Company (“DuPont”) from 2004 until her retirement in 2016. Prior to joining DuPont, Ms. Fisher was Deputy Administrator of the United States Environmental Protection Agency. Ms. Fisher has served on the boards of several environmental and conservation organizations and currently serves as a director of Resources for the Future, a non-profit, non-partisan organization that conducts independent research on environmental, energy and natural resource issues.
Ms. Fisher's background at the United States Environmental Protection Agency, where she held senior regulatory policy positions, provides to management and the Board valuable insight into the regulatory and policy developments affecting the Company's business and setting future strategy. Ms. Fisher's experience as Chief Sustainability Officer at DuPont bring a breadth and depth of knowledge in matters relating to management of workplace safety and environmental compliance and performance for a public company, as well as add to the Board's breadth and further enhance our ability to improve and build upon the Clean World Initiative. Ms. Fisher is 63 years old.

Joseph M. Holsten has served as a director since May 2009, Vice Chair of the Board and Chair of the Operations Committee from July 2014 until March 2015, and is a member of the Finance and Audit Committees. Since November 2011, Mr. Holsten has been Chairman of the Board of LKQ Corporation (“LKQ”), the largest provider in the U.S. of aftermarket, recycled and refurbished collision replacement parts and accessories, and a leading provider of new automotive aftermarket products in the United Kingdom and the Benelux countries. He has been a member of the Board of Directors of LKQ since February 1999. Mr. Holsten was the President and Chief Executive Officer of LKQ from November 1998 until January 2011 when he became Co-Chief Executive Officer as part of his transition to retirement. He retired from his position of Co-Chief Executive Officer in January 2012. Prior to joining LKQ, Mr. Holsten held various positions of increasing responsibility with the North American and International operations of Waste Management, Inc. for approximately 17 years. From February 1997 until July 1998, Mr. Holsten served as Executive Vice President and Chief Operating Officer of Waste Management, Inc. From July 1995 until February 1997, he served as Chief Executive Officer of Waste Management International, plc. Prior to working for Waste Management, Inc., Mr. Holsten was a staff auditor at a public accounting firm.
Mr. Holsten's operating and strategic experience in the waste industry, in both domestic and international markets, combined with his knowledge of global commodities markets, provides the Board with valuable insight and perspective on industry specific issues. In addition, as a recent chief executive officer and current executive chairman of a public company, Mr. Holsten brings valuable perspective to management on a range of issues, as well as a deep financial expertise and understanding. Mr. Holsten is 63 years old.

Stephen J. Jones was appointed our President and Chief Executive Officer and elected as a director on March 5, 2015. Prior to joining Covanta, Mr. Jones was employed by Air Products and Chemicals, Inc. (“Air Products”), a global supplier of industrial gases, equipment and services from 1992 through September 2014. Mr. Jones served as senior vice president and general manager, Tonnage Gases, Equipment and Energy, from April 2009 through September 2014. Mr. Jones also served as Air Products’ China President from June 2011 through September 2014 at Air Products’ office in Shanghai. He was also a member of Air Products’ Corporate Executive Committee from 2007 through September 2014. Mr. Jones joined Air Products in 1992 as an attorney in the Law Group representing various business areas and functions and in 2007 he was appointed senior vice president, general counsel and secretary.
Mr. Jones’ experience managing and growing domestic and international companies, with capital-intensive operating assets, his business acumen and his knowledge of the energy marketplace are valuable assets to the Board. Mr. Jones is 54 years old.

Anthony J. Orlando served as our President and Chief Executive Officer from October 2004 until March 5, 2015. He has served as a director since September 2005 and is a member of the Finance Committee and the Public Policy and Technology Committee. Prior to serving as our President and Chief Executive Officer, Mr. Orlando had been President and Chief Executive Officer of Covanta Energy since November 2003. From March 2003 to November 2003, Mr. Orlando served as Senior Vice President, Business and Financial Management of Covanta Energy. From January 2001 until March 2003, Mr. Orlando served as Covanta Energy's Senior Vice President, Waste-to-Energy. Mr. Orlando joined Covanta Energy in 1987.
As our former chief executive officer with over 25 years of experience with the Company, Mr. Orlando has extensive first-hand knowledge and experience of the energy-from-waste business, the Company's assets, and the engineering and technical aspects of the Company's business, which provides the Board with a greater understanding of all aspects of our business. Mr. Orlando is 56 years old.

Robert S. Silberman has served as a director since December 2004 and is a member of the Compensation Committee and the Finance Committee. Mr. Silberman has been Executive Chairman of the Board of Directors of Strayer Education, Inc. since May 2013, Chairman of the Board from February 2003 to May 2013 and its Chief Executive Officer from March 2001 until May 2013. Strayer Education, Inc. is an education services company, whose main operating asset, Strayer University, is a leading provider of graduate and undergraduate degree programs focusing on working adults. Mr. Silberman is also a Managing Director at EGI Division. Mr. Silberman is a member of the Council on Foreign Relations, a nonpartisan resource for information and analysis on foreign relations. He also serves as director of 21st Century Fox and Par Pacific. From 1995 to 2000, Mr. Silberman held several senior positions, including President and Chief Operating Officer at CalEnergy Company, Inc., an independent energy producer. Mr. Silberman has also held senior positions within the U.S. Department of Defense, including as Assistant Secretary of the Army.
Mr. Silberman's positions as a current executive chairman and formerly as a long-tenured chief executive officer and board member of public companies, coupled with his financial background in investing in and growing energy and project development businesses, and his experience at senior positions in the public sector, combine to provide valuable insight and perspective to both the Board and management. Mr. Silberman is 58 years old.

Jean Smith has served as a director since December 2003 and is Chair of the Audit Committee and a member of the Nominating and Governance Committee and the Compensation Committee. Ms. Smith is currently Chief Executive Officer of West Knoll Collection, LLC, a custom home furnishings company. From 2009 to 2013, Ms. Smith was a Managing Director of Gordian Group, LLC, an independently owned investment bank. From 2006 through 2008, she served as Managing Director of Plainfield Asset Management LLC, an investment manager for institutions and high net worth individuals. Ms. Smith previously held the position of President of Sure Fit Inc., a home textiles company, from 2004 to 2006 and was a private investor and consultant on various special situation projects from 2001 to 2004. Ms. Smith has more than 30 years of investment and international banking experience, having previously held the position of Managing Director of Corporate Finance for U.S. Bancorp Libra and senior positions with Bankers Trust Company, Citicorp Investment Bank, Security Pacific Merchant Bank and UBS Securities.
Ms. Smith brings a range of extensive and diverse financial and business experience to the Board, including in the areas of capital markets, investment management, and operations and business management in both domestic and international markets. Ms. Smith is 60 years old.

Samuel Zell has served as our Chairman of the Board since September 2005, and had also previously served as a director from 1999 to 2004, as our President and Chief Executive Officer from July 2002 to April 2004 and as our Chairman of the Board from July 2002 to October 2004. Mr. Zell's one-year term as our Chairman and as a director will expire at the next Annual Meeting. Since January 3, 2012, Mr. Zell has served as the Chairman and Chief Executive Officer of the Equity Group Investments division of Chai Trust Company, LLC, a private investment firm he founded over 40 years ago, and prior to that Mr. Zell served as the Chairman of its predecessors for more than the past five years. He also serves as Chairman of Anixter International, Inc., a global distributor of electrical and cable systems; Equity Commonwealth, an office building equity real estate investment trust (REIT); Equity Lifestyle Properties, Inc., an equity REIT primarily engaged in the ownership and operation of manufactured home resort communities; and Equity Residential, an equity REIT that owns and operates multi-family residential properties. Mr. Zell served as the Chairman of the Board of Tribune Company, a Chicago-based media conglomerate, from December 2007 until December 2012 and served as its Chief Executive Officer from December 2007 until December 2009. Mr. Zell previously served as the Chairman of the Board of Equity Office Properties Trust, an equity REIT that owned and operated office buildings, and was the company's Interim President from April 2002 until November 2002 and was its Interim Chief Executive Officer from April 2002 until April 2003. Mr. Zell also previously served as Chairman of the Board of Rewards Network Inc., a dining rewards company and Blackstone Mortgage Trust, Inc. (f/k/a Capital Trust, Inc.), a specialized finance company.
Mr. Zell's financial sophistication, extensive investment and management experience in domestic and global markets, dynamic business and strategic expertise and vast network significantly augment the Board in substantially every aspect of its functionality and provide invaluable insight to management. Mr. Zell is 74 years old.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2016, subject to ratification of the appointment by our stockholders. During the 2015 fiscal year, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax and audit-related services. We have been advised by Ernst & Young LLP that neither it nor any of its members has any direct or indirect financial interest in us.
Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and the Audit Committee will reconsider the appointment. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement.
The Audit Committee recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year. Proxies solicited by the Board will be voted “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm unless instructions to the contrary are given.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Executive Summary and Overview

The following Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the compensation tables beginning on page 37. This CD&A details the decisions regarding our compensation programs and practices as they relate to our named executive officers, who in 2015 were as follows:

•	Stephen J. Jones, President and Chief Executive Officer (as of March 5, 2015)

•	Bradford J. Helgeson, Executive Vice President and Chief Financial Officer

•	Timothy J. Simpson, Executive Vice President, General Counsel and Secretary

•	Michael J. de Castro, Executive Vice President, Supply Chain (as of July 13, 2015)*

•	Derek W. Veenhof, Executive Vice President, Sustainable Solutions

•	Matthew R. Mulcahy, Senior Vice President, Head of Corporate Development

•	Anthony J. Orlando, former President and Chief Executive Officer (through March 5, 2015)

•	Seth Myones, former Executive Vice President and Chief Operating Officer (through April 30, 2015)

* While one of the Company's most senior executive officers, Mr. de Castro was not among the three highest paid executive officers other than the Chief Executive Officer or the Chief Financial Officer due to his employment for less than half of 2015. Mr. de Castro has been included in this discussion consistent with the Company's view that Mr. de Castro is one of the Company's most senior executive officers and the importance of his continuing role with the Company.

Executive Summary

We are one of the world’s largest owners and operators of infrastructure for the conversion of waste to energy (known as “energy-from-waste” or “EfW”), as well as other waste treatment, metals recycling and renewable energy production businesses. Energy-from-waste serves two key markets as both a sustainable waste management solution that is environmentally superior to landfilling and as a source of clean energy that reduces overall greenhouse gas emissions and is considered renewable under the laws of many states and under federal law. Our facilities are critical infrastructure assets that allow our customers, which are principally municipal entities, to provide an essential public service. Maintaining this reputation and continuing to position ourselves for future success requires high-caliber talent to protect and grow our business in support of our goal of producing superior financial returns for our stockholders.

We designed our executive compensation program with the following goals:

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to align the interests of our stockholders and management by putting a significant portion of potential compensation “at risk” and tied to actual performance. Greater relative percentages of potential compensation are at risk for the most senior officers to reflect their respective areas and levels of responsibility for our performance;

•
to provide a market competitive and internally equitable compensation and benefits package that reflects individual and company performance, job responsibilities and the strategic value of our market position and reputation;

•	to motivate and reward our senior management team for maintaining and creating long-term value by effectively operating our existing business and executing our strategic initiatives; and

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to ensure retention, engagement, and motivation of our senior management team as productive long-term employees, who lead our strategic initiatives, effectively manage our businesses and related risks and drive financial performance.

Many of our named executive officers are longstanding members of our management team or have extensive experience in the waste management and process industries. As a result, our named executive officers are especially knowledgeable about our business and our industry and thus particularly valuable to us and our stockholders as we continue to navigate challenging and dynamic market, economic and regulatory environments.

As set forth in the chart below, a significant percentage of the total compensation payable in 2015 to the Chief Executive Officer and the other named executive officers as a group was at risk and subject to the performance of the individual officer and the Company:

Chief Executive Officer
At Target - 2015

Other Named Executive Officers
At Target - 2015
While our stock performance trailed the market in 2015, the effectiveness of our alignment between our compensation program and stockholders was evidenced by the lower realized and current values for 2015 compensation compared to the targeted values, with no cash incentive awards being paid and performance equity awards granted in 2013 not vesting in March 2016 due to the significant decline in the Company’s stock price in 2015.
Consistent with our corporate objectives, our compensation programs are broadly-based and equitable, with approximately 350 employees participating in the Long-Term Incentive Plan, ranging from certain Managers, Engineers and Supervisors to the Chief Executive Officer. In addition, our programs support high standards of corporate governance. None of our officers have an employment agreement, nor are they entitled to receive tax reimbursements or gross ups. We maintain meaningful stock ownership guidelines for officers and non-employee directors, and our insider trading policy prohibits all employees, including officers and directors, from trading in derivatives or otherwise hedging the economic risk associated with our common stock.

2015 Performance Highlights
Our financial performance reflected in our Free Cash Flow and Adjusted EBITDA fell significantly below our expectations primarily as a result of material declines in energy and metals prices and losses associated with the construction of the Durham York facility. Adjusted EBITDA declined to $428 million in 2015 from $474 million in 2014 and Free Cash Flow declined to $147 million in 2015 from $240 million in 2014. Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures, and are not intended as a substitute for other GAAP measures. Both Free Cash Flow and Adjusted EBITDA are used in our compensation programs and are presented in order to show the correlation between these financial measures and compensation to our named executive officers. We also use Free Cash Flow to assess and evaluate the overall performance of the Company’s business and to highlight trends in our overall business and we use Adjusted EBITDA to provide a more complete understanding of our business. For a reconciliation of Adjusted EBITDA and Free Cash Flow to the measures we believe to be the most directly comparable to those measures under GAAP, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-Supplementary Financial Information-Adjusted EBITDA (Non-GAAP Discussion)” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity-Supplementary Financial Information-Free Cash Flow (Non-GAAP Discussion)” in our Annual Report on Form 10-K for the year ended December 31, 2015.

While our 2015 Free Cash Flow and Adjusted EBITDA performance did not meet our expectations, we did successfully implement a variety of strategic objectives, which included the following:

•	continued to meet construction milestones and pursued arrangements to secure future waste stream for our new 600,000 metric ton per-year, 58 megawatt EfW facility in Dublin, Ireland;

•	extended long-term service agreements with two of our EfW facilities;

•	organically grew through a 24% increase in our profiled waste business, including an expansion of our special waste and bundled services;

•
installed and/or upgraded metal recovery systems at several EfW facilities, constructed a regional ferrous processing system in Fairless Hills, Pennsylvania, increasing recovery of ferrous and non-ferrous metal by approximately 8% and 12%, respectively;

•
commenced operations under our new long-term waste transportation and disposal contract with New York City and commenced waste deliveries on our newly-completed rail line to our Niagara facility as part of our service offering to New York City;

•
acquired four additional businesses located in Wisconsin, Ohio, Pennsylvania and Iowa, specializing in the treatment, storage and disposal of industrial waste and industrial site / facility remediation projects; and

•	continued to improve process efficiency and reduce ongoing expenses across our business.

2015 Compensation Highlights
Compensation Components
In order to create economic incentives to successfully implement our strategic and organic growth objectives, compensation for the named executive officers in 2015 consisted of the following components:

Component	Description/Purpose	How Amount Determined/ Performance Considerations	2015 Actions
Base Annual Salary	Attract and retain experienced executives by providing competitive foundational cash compensation.	Targeted at peer group median with adjustment based upon nature and levels of responsibility, experience and individual performance.	Base salaries for the continuing named executive officers increased by 3.9% on average in 2015 after several years with no increases and strong financial performance in 2014.
Annual Cash Incentives	Variable cash incentive to reward achievement of annual financial and strategic goals.
67% based upon Financial Performance Measures of Adjusted EBITDA and Free Cash Flow and 33% based upon achievement of strategic goals applicable to each named executive officer. Minimum goals for the Financial Performance Measures must be achieved for any bonus to be funded.

Adjusted EBITDA and Free Cash Flow performance in 2015 were both below the minimum levels resulting in no funding of a cash bonus pool and no cash bonus payments despite achievement of many strategic goals.

Performance Based Equity Awards	Variable equity-based awards, with vesting directly tied to relative stockholder return performance as measured against three
TSR Equity Awards will vest three years after grant based upon our relative TSR performance, with vesting at 100% of target at the 70th percentile compared to the TSR performance according to the following table:
In March 2015, the Committee granted 67% of target equity-based long-term incentives for the named executive officers (other than Mr. de Castro) in the form of TSR Awards.
indexes over a three-year period. Encourages current decisions that promote long-term value creation for stockholders, and aligns the named executive officers’ interests with stockholders.

Payouts are linearly interpolated for performance between breakpoints.
Designated market indices are (1) U.S. Dow Jones Waste & Disposal Services Index (25% weighted), (2) U.S. Dow Jones Conventional Electricity Index (25% weighted) and (3) Standard & Poor’s Mid-Cap 400 Index (50% weighted).
As a result of the decline in our stock price in 2015, TSR Awards granted in 2013 did not result in any shares vesting in March 2016.

Restricted Stock Equity Awards	Shares of restricted stock that vest pro rata over a three-year period and pay dividends. Encourages retention of key talent and aligns the named executive officers’ interests with stockholders.	Shares vest pro rata, upon continued employment, on each anniversary date with actual value determined by stockholder returns during vesting period.
In March 2015, the Committee granted 33% of target equity-based long-term incentives for the named executive officers (other than Mr. de Castro) in the form of restricted stock vesting pro rata over a period of three years based upon continued employment.

Compensation Philosophy and Objectives

The Compensation Committee believes that a significant portion of annual and long-term compensation paid to our named executive officers should be closely aligned with our operating and financial performance on both a short-term and long-term basis. The goal of our executive compensation programs is to provide our executive officers with compensation and benefits that are fair, reasonable and competitive in the marketplace. These programs are intended to help us attract and retain qualified executives and to provide rewards that are linked to performance and risk management while also aligning the interests of these individuals with those of our stockholders.
Our incentive programs are generally broad-based. While providing specifically tailored incentives for our senior leadership team, we have also retained our philosophy that in order to provide incentives across the organization, our benefits programs must be broadly available to our officers and management-level employees. Accordingly, approximately 350 employees, ranging from certain managers, engineers and supervisors in our facilities to our senior officers, participate in our long-term incentive plan and receive equity-based awards.
Following the succession of our chief executive officer after more than a decade of service, the Compensation Committee and management examined different approaches to our incentive compensation programs to incentivize growth while prudently managing risk and maintaining an alignment of interests between our stockholders and management. These changes are discussed below under 2016 Compensation Arrangements.
The Compensation Committee has the following objectives in designing the programs:
Performance

•
The compensation and benefits we offer to our named executive officers are structured to ensure that a significant portion of compensation opportunities is directly related to our operating performance, financial performance and the achievement of strategic objectives, including growth opportunities and enterprise risk management efforts that directly and indirectly enhance, preserve or positively influence stockholder value. Incentive compensation awards have been based in part on (1) company financial measures which we refer to as the “Financial Performance Measures,” and on (2) individual performance executing our strategic objectives.

•
The Financial Performance Measures for 2015, as used in our cash incentive program, consisted of Free Cash Flow and Adjusted EBITDA for all eligible corporate officers and employees, including all named executive officers.

•
The individual performance component of 2015 cash incentive compensation was based on our performance and each named executive officer’s contributions as they related to executing our business strategy in the following major categories: (1) New Business and Development; (2) Organic Growth in waste and metals; and (3) Strategic Business Goals and Risk Management.

Alignment
In order to align the interests of our named executive officers with our stockholders, a significant component of total compensation each year is in the form of equity awards. Alignment with our stockholders is further enhanced by aspects of our program which assure that our named executive officers realize compensation only to the extent that the Company realizes value through significant performance based equity awards. For example, we align the interests of our named executive officers and our stockholders through the issuance of performance based equity awards tied to our three-year TSR relative to the weighted performance of the companies in the following three indices: (1) U.S. Dow Jones Waste & Disposal Services Index (25% weighted), (2) U.S. Dow Jones Conventional Electricity Index (25% weighted) and (3) Standard & Poor’s Mid-Cap 400 Index (50% weighted) (the “TSR Equity Awards”). (See “Long-Term Equity Awards - TSR Equity Awards - Performance and Vesting Criteria” for more detail). Our TSR Equity Awards were designed with vesting thresholds at significantly higher levels than similar awards at the other companies in our peer group in order to create incentives for strong relative performance and to assure alignment with the interests of our stockholders.
We also have had robust stock ownership guidelines for our officers, including our named executive officers. These guidelines create structural and objective means of assuring ownership and retention of shares of our common stock in value equal to a specified multiple of each officer’s base salary, increasing with levels of responsibility.

Retention
To promote retention of key talent, one-third of equity grants in 2015 were in the form of restricted stock awards earned on a pro rata basis over a period of three years, with vesting generally conditioned upon the employee’s continued employment with us on each vesting date. Further, TSR Equity Awards only vested after a period of three years, based upon our TSR performance relative to certain peer groups, which also promoted retention.

Competitiveness and Benchmarking
     We offer total compensation packages at levels we believe are required to attract and retain qualified employees and officers, including named executive officers. In assessing appropriate levels of total compensation and benefits, the Compensation Committee uses a variety of benchmarking techniques and generally has compared our compensation levels to a market median. With advice from its compensation consultants (described more fully below), the Compensation Committee developed a “peer group” of similarly-sized companies in comparable industries for inclusion in competitive benchmarking analyses. For 2015, in connection with reviewing the compensation levels and conducting a benchmark analysis of the named executive officers' compensation, the Compensation Committee used a peer group of companies in the businesses of waste, environmental and facilities services, independent power producers, renewable energy and electric utilities that had comparable revenues and/or market capitalizations.

The 2015 peer group was substantially similar to prior years, with the addition of Schnitzer Steel, a metals recycling company, to our peer group to reflect the expansion of our metals recycling and recovery efforts and the removal of UNS Energy Corporation due to its acquisition. The 2015 peer group consisted of the following companies:

Avista Corporation	NRG Energy, Inc.	Vectren Corporation
Black Hills Corporation	PNM Resources, Inc.	Waste Connections Inc.
Clean Harbors, Inc.	Portland General Electric Company	Westar Energy, Inc.
Cleco Corporation	Progressive Waste Solutions, Ltd.	UIL Holdings Corporation
Hawaiian Electric Industries, Inc.	Schnitzer Steel
IDACORP, Inc.	Tetra Tech Inc.

As our business profile changes over time, the Compensation Committee will continue to evaluate our peer group composition to reflect appropriately our business mix and company size as well as to adjust for mergers and acquisitions.

Role of Compensation Consultants
The Compensation Committee has periodically engaged independent compensation advisors to provide assistance and advice in carrying out its duties, which advisors are currently at Frederic W. Cook & Co. (“Cook & Co.”). Advisors from Cook & Co., upon request by the Compensation Committee, have provided independent compensation advice on various aspects of executive compensation, including the compensation payable to our executive officers and directors, reviewing compensation structures and recommendations presented by management and other compensation matters. Cook & Co. advisers took their direction solely from, and provided their reports solely to, the Compensation Committee. Billing by Cook & Co. was provided directly to, and approved for payment by, the Compensation Committee.
The current relationship with Cook & Co. is exclusive to the Compensation Committee and is consistent with formal written procedures to maintain the independence of this relationship. At the request of the Compensation Committee, Cook & Co. addressed and confirmed their independence in writing to the Compensation Committee.
 Use of Consultants in Analysis of 2015 Compensation Program
At the request of the Compensation Committee, Cook & Co. assisted the Compensation Committee in (i) evaluating and updating the Corporation’s customized peer group; (ii) providing a benchmark of compensation practices and levels against the Corporation’s customized peer group to assist the Committee in its evaluation of compensation for our named executive officers; (iii) conducting an independent and objective review of market and best practices on severance arrangements, in both the change in control and non-change in control settings, retirement programs and continuation of benefits; and (iv) reviewing proposals for future incentive compensation program design, including metrics to best align the interests of management and the stockholders. Cook & Co. also assisted and advised the Compensation Committee regarding possible approaches to address challenges associated with commodity price volatility in connection with the Corporation’s annual cash incentive program.

The Annual Compensation Process
     Our annual compensation review is undertaken at the direction and under the supervision of the Compensation Committee. Other than our Chief Executive Officer working with our Chief Financial Officer and Chief Human Resources Officer, no executive officers are involved in making recommendations for executive officer compensation. No officers are involved in determining director compensation. Following the review process, the Compensation Committee discusses the review process and compensation determinations with the non-management members of the Board, and approves the annual base salary, equity award grants, incentive cash award targets and financial metrics for the upcoming year and incentive cash awards for the prior year for the named executive officers.
Specifically, the Compensation Committee approves:

•	the targets for the Financial Performance Measures for the performance portion of the annual cash incentive awards;

•
the performance towards strategic objectives set the prior year and the allocation of the annual cash incentive awards based upon the relative individual performance of the named executive officers in the areas of their responsibility towards such strategic objectives;

•	the form and amount or dollar value of equity awards; and

•	the vesting criteria, including any performance-based criteria, and vesting dates for equity awards.
In the first quarter of each year, typically in February, the Compensation Committee reviews management’s recommendations and our historical pay and performance information. The Compensation Committee’s review includes approval of the value of restricted stock and performance based equity award grants. It is the Compensation Committee’s policy to authorize and grant equity awards as of the date of the Board of Directors meeting at which such awards are ratified by the non-management members of the Board of Directors upon the recommendation of the Compensation Committee, based upon the closing price of our common stock on the date of the award.
Periodically throughout the year, the Compensation Committee may discuss, as appropriate, the philosophy for the overall compensation program, and decide whether changes should be made in particular program components or whether special awards are appropriate or desirable during the current year or for future periods.
In 2015, the Compensation Committee used historic awards and tally sheets to assist in analyzing the named executive officers’ total compensation and various elements of their compensation and benefits, as well as potential payments in the event of a change in control. The tally sheets provided an additional macro level data point and long-term “check and balance” to the compensation process, which is typically more focused on the micro level and annual aspects of the individual components of compensation. The tally sheets also provided the Compensation Committee with information regarding the wealth accumulation of our executive officers in the form of cumulative equity awards and then current equity holdings. The Compensation Committee also examined equity wealth accumulation through its review of the named executive officers’ compliance with their respective stock ownership guidelines.
Although the Compensation Committee has the authority to increase or decrease compensation based upon its review of tally sheets, it did not change any compensation based upon its review of tally sheets in 2015.
Overview of 2015 Compensation Structure
Components of Total Compensation
 Our compensation and benefits package for named executive officers consists of direct compensation and company-sponsored benefit plans. Each component is designed to contribute to a total compensation package that is competitive and appropriately performance-based, and to create incentives for our named executive officers that coincide with our goals and intentions.
Direct Compensation
Direct compensation in 2015 consisted of base salaries, annual cash incentives, and long-term incentive equity awards in the form of time-based vesting restricted stock grants and performance-based vesting TSR Equity Awards. Other than base salary, all elements of direct compensation included a component that was directly linked to our performance. By creating these links, we seek to achieve our objectives of performance-based, cost-effective compensation programs. There are no formulas to determine annual base compensation. When setting target direct compensation opportunities, we generally target the market median, but we may also consider other factors, such as competition for certain executive skills and internal needs, an executive’s experience, recent individual performance and the Company’s strategic priorities. For example, in order to fill vacancies or new positions, or retain certain individuals, we may offer base salaries above the applicable market median. Further, named executive officers who have significant experience and have demonstrated sustained superior performance over time also may have salaries or other elements of compensation above the applicable market median.

Base Salary

•
Purpose:  Base salary is the fixed component of direct compensation and is designed to attract and retain experienced executives who can operate our business in a manner to achieve our short-term and long-term business goals and objectives.

•
Performance drivers:  While a named executive officer’s initial base salary is determined by an assessment of competitive market levels, the major factor driving changes in such base salary will be that named executive officer’s individual performance measured by his satisfaction of internal objectives specific to such named executive officer and his assigned responsibilities.

•
Other Factors:  We may also consider various external factors, such as competition for certain executive skills and internal needs, when setting annual base salaries. Although we have historically granted regular, annual merit-based salary increases to officers and salary adjustments as needed to reflect changes in role, responsibility and the competitive environment, such increases are not automatic. Further, we also consider overall levels of compensation in making compensation decisions, and attempt to balance annual base salary amounts with performance-based measures of compensation, such as incentive cash awards and equity awards.

•
2015: After several years of no increases, base salaries for our continuing named executive officers were increased by approximately 3.9% on average in 2015 based on our strong financial performance in 2014 and to ensure competitive total compensation.

Performance-Based Awards
 Annual Cash Incentives

•	Purpose: The annual cash incentive award is a variable performance-based compensation component designed to reward the achievement of annual financial and strategic goals.

•
Application of Performance Measures:  As noted above, annual cash bonus awards in 2015 for our named executive officers were based upon achieving objectives measured by (1) our actual Free Cash Flow and Adjusted EBITDA compared to the respective Financial Performance Measure targets for Free Cash Flow and Adjusted EBITDA (weighted 67%); and (2) the individual performance and contributions of such officer towards the achievement of our strategic objectives based on their respective areas of responsibility (weighted 33%). Minimum levels of Free Cash Flow and Adjusted EBITDA must be achieved for any bonus to fund regardless of individual performance.

•
Target Bonus:  The Compensation Committee also set a “target” bonus level for each of the named executive officers which was a stated percentage of such officer’s base salary. These target levels were 100% for the Chief Executive Officer and ranged from 50% to 70% for the other named executive officers.

•
2015: Substantially as a result of depressed energy and metals prices in 2015 well below historic levels and losses associated with the Durham York construction project, the minimum levels of $442 million of Adjusted EBITDA and $205 million of Free Cash Flow were not achieved and the incentive cash bonus pool was not funded. Accordingly, no cash incentive bonuses were paid for 2015.

Financial Performance Measures
For 2015, the Compensation Committee adopted “minimum,” “threshold,” “target” and “stretch” goal levels for the Financial Performance Measures. Based on our 2015 budget, which was approved by our full Board in December 2014, these levels were reviewed and adjusted by the Compensation Committee in February 2015 and approved by the Compensation Committee for the full year 2015 performance on a prospective basis as part of the annual compensation process. We measured financial performance results with a percentage that is calculated from the difference between the “target” and actual level achieved, in accordance with the following table:

Financial Performance Level	Payout (% of Target Bonus)
< Minimum	0%
Threshold	50%
Target	100%
>=Stretch	200%
Between each of the foregoing levels, results are interpolated within each category to calculate specific incentive cash award percentages. Financial results are capped at 200% of target levels for all named executive officers. Under the structure of this series of performance goals, each percentage of performance below the target level results in a reduction in the amount of incentive cash awards relating to financial performance that is greater than the relative amount of increases in such awards that would result from the same percentage of performance above the target level.
The Compensation Committee retains the discretion to make adjustments to the results for any given year. Reasons for adjustments could include removing the effects of unanticipated events, such as accounting changes, project restructurings, timing of working capital, payments of cash bonuses in subsequent calendar years but relating back to the prior calendar year, balance sheet adjustments and similar items, which unless excluded would produce unintended consequences that are inconsistent with the goals of aligning the interests of named executive officers with our stockholders and of providing financial incentives to named executive officers to effectively implement our business plan and goals. No adjustments were made to the calculations of Adjusted EBITDA or Free Cash Flow in 2015.
The following table summarizes the historical performance targets for the Financial Performance Measures of Adjusted EBITDA and Free Cash Flow, the variances from targets for payout purposes, as calculated in accordance with the foregoing linear pro-rations for the last three years (dollars in millions):

	Adjusted EBITDA			Free Cash Flow
	Target Adjusted EBITDA	Actual Adjusted EBITDA, As Adjusted	Payout Variances (% of Target)	Target Free Cash Flow	Actual Free Cash Flow, As Adjusted	Payout Variances (% of Target)	Combined Financial Performance
2013	$520.0	$485.4	27%	$270.5	$238.5	43%	34%
2014	$490.0	$481.1	85%	$205.0	$223.6	131%	108%
2015	$520.0	$428.0	—%	$275.0	$147.0	—%	—%

While budgets and operational targets are reset each year and reviewed and approved by the Board, the Compensation Committee seeks to set financial performance target levels for purposes of the annual incentive cash awards that continue to challenge management, but are achievable if certain conditions are satisfied, including, in particular the following:

•	we continue to operate our business consistent with the historically high standards of efficiency, production, safety and environmental performance;

•	we continue to control our costs of conducting our business and operations;

•
external market forces and pricing are consistent with expectations (at the time we establish our annual budgets) in key areas, including waste, energy, commodity and scrap metal prices and interest rates;

•	third parties, including communities we serve and the purchasers of the energy we generate, continue to remain financially sound and satisfy their contractual obligations to us; and

•
we do not experience unforeseen events, such as weather, flooding, accidents or fires at our facilities, acts of God, pandemics, natural disasters, terrorism or other casualty events, that have a material adverse impact on our financial results.

Consequently, our ability to achieve the “target” level of the Financial Performance Measures each year is heavily dependent not only upon factors within our control, but also upon other conditions over which we have no control. There has always been substantial uncertainty with respect to achieving the target level at the time that the Financial Performance Measures are set and communicated. During 2012 and 2013 performance resulted in awards below the target levels and it was increasingly necessary for us to seek new and different ways to conduct our business to maintain operating efficiencies and levels of performance; and to find and capitalize on opportunities to expand or improve our profitability. By implementing changes in the way we conduct our business, our financial performance was above target in 2014. However, the sharp and precipitous decline at the beginning of 2015 well below historical levels in commodities prices, including ferrous and non-ferrous metals and energy, coupled with losses associated with the Durham York construction project, resulted in our failure to achieve the minimum levels of our Performance Measures of Adjusted EBITDA and Free Cash Flow. Our ability to meet or exceed performance targets in the future will depend upon a variety of factors, including execution of our strategy, contract transitions, managing our exposure to market pricing, competition in our sector, and the age of our facilities and related increased need for additional maintenance expenditures. As a result, it has been and may continue in the future to be, more difficult for our named executive officers to continue to receive incentive cash awards at or near the “target” level and equity awards granted in prior years to be achieved.
Our aggregate financial performance in 2013 was 34% of target, improved to exceed target in 2014 at 108% of target, but in 2015 fell below the minimum levels necessary to fund the cash incentive payment pool.
In addition, the Compensation Committee retains the authority and discretion to increase or decrease the size of any performance-based award or payout. The Compensation Committee did not exercise such authority and discretion in 2015 with respect to awards to named executive officers based upon the Financial Performance Measures.

Strategic Objectives
The strategic objectives were set on a prospective basis in February 2015 by the Compensation Committee as part of its annual compensation process and communicated to the named executive officers. While we did not meet the “minimum” level of performance for the Financial Performance Measures in 2015 and the incentive cash award pool was not funded to pay incentive cash awards for satisfaction of personal contributions towards satisfaction of our strategic objectives, the 2015 compensation structure incorporated individual performance measures in the following three major categories of strategic objectives:

(1) New business and development;
(2)  Organic growth in waste and metals; and
(3)  Strategic and business goals and risk management.

Within these guidelines, the importance of each category varied significantly between each named executive officer and the importance of such categories was individually determined in order to best tie each such officer’s respective areas of responsibilities and ability to influence, control or impact results with the categories relating to such responsibilities. For example, our Executive Vice President, Sustainable Solutions would have relatively greater weight upon our performance within organic growth categories over which he has the greatest relative level of responsibility and control, therefore, his compensation would be more heavily dependent upon performance towards those objectives within those two categories. Similarly, the Chief Financial Officer has the greatest relative responsibility for our balance sheet, capital structure and financing of our capital expenditures and development projects. Determinations within each of these categories would be based upon subjective judgments of both individual and, where applicable, business area performance. Further, within each of these major categories, individual performance would be further measured by business goals specific to each named executive officer’s responsibilities.

If the annual cash incentive award pool is funded, the Compensation Committee would have received an initial assessment from our Chief Executive Officer of each named executive officer’s performance, other than his own, with respect to each of the applicable business goals for 2015. This recommendation would then have been reviewed by the Compensation Committee in connection with its determination of each named executive officer’s incentive cash award. Many of the factors that influence determinations are subjective, are based upon positive and negative developments occurring during the prior year and vary from year to year based upon our goals and actions undertaken or desired to be taken within such period. As noted above, since the minimum levels for the Financial Performance Measures were not achieved in 2015, the pool was not funded and no such determinations were made by the Compensation Committee.

Overall Performance

The following table compares the award earned by each of the named executive officers, as compared to their respective target bonus opportunity, in each of the last three years:

Named Executive Officer	2013 Award (%)	2014 Award (excluding Special Cash Bonus) (%)	2014 Award (including Special Cash Bonus) (%)	2015 Award (%)
Stephen J. Jones(1)	n/a	n/a	n/a	0
Bradford J. Helgeson(2)	46	145	170	0
Timothy J. Simpson	44	150	184	0
Michael J. de Castro(3)	n/a	n/a	n/a	0
Derek W. Veenhof(4)	n/a	130	142	0
Matthew R. Mulcahy(5)	n/a	n/a	n/a	0
Anthony J. Orlando	42	165	200	n/a
Seth Myones(6)	48	122	157	n/a
(1) On March 5, 2015, pursuant to agreements entered into on January 5, 2015, Mr. Jones succeeded Anthony J. Orlando as President and Chief Executive Officer. Under his Employment Letter Agreement, the Compensation Committee agreed to award Mr. Jones a cash incentive award equal to 100% of his target cash incentive award as part of his incoming compensation arrangements. As discussed more fully below under CEO Compensation, in light of the fact that none of the management team would be receiving any cash incentive awards, Mr. Jones requested that his guarantee be waived and that he not receive a cash incentive award payment for 2015.
(2) Of the award made in 2014, $60,000 was been held back pending successful operational implementation of certain cost saving and operational efficiency efforts. Mr. Helgeson received this $60,000 in 2016.
(3) Mr. de Castro was not a named executive officer prior to 2015.
(4)     Mr. Veenhof was not a named executive officer prior to 2014.
(5) Mr. Mulcahy was not a named executive officer prior to 2015.
(6) Mr. Myones employment with the Company terminated effective April 30, 2015.
As described above, the foregoing awards were consistent with our financial and strategic performance and consistent with the Compensation Committee’s philosophy that individual and company performance above targets would result in corresponding awards in excess of target bonus opportunities while performance below targets would result in corresponding awards below target bonus opportunities. In 2013, Financial Performance Measures for the Company were at 34% of target, with target Financial Performance Measures at 27% of target for Adjusted EBITDA and 43% of target for Free Cash Flow, primarily due to contract transitions and higher interest expense. Performance of our named executive officers against strategic objectives was determined to be 67% of target. Financial Performance Measures carried a weight of 67% while strategic performance carried a relative weight of 33%. On a combined overall basis, the Compensation Committee granted awards in 2013 to named executive officers at 44% of targets. Financial performance rebounded compared to targets in 2014 due to enhanced metals recoveries, improved energy and metals pricing, and our cost savings and efficiency efforts, resulting in Adjusted EBITDA, as adjusted, at 85% of target and Free Cash Flow, as adjusted, at 131% of target, with a combined average performance at 108% of target. The sharp and precipitous decline in commodities prices starting at the beginning of 2015 combined with losses associated with the Durham York project, resulted in Adjusted EBITDA and Free Cash Flow not achieving minimum levels for funding the cash incentive bonus pool; and accordingly no cash incentive awards were made in 2015.
Long-term Incentive Equity Awards

•	Purpose: Long-term incentive equity awards are equity awards designed to attract and retain executives, and to strengthen the link between compensation and increased stockholder value.

•
Forms of Equity Awards:  In 2015, the Compensation Committee granted a combination of time-vesting and performance-vesting restricted stock. In 2015, our Chief Executive Officer and each other named executive officer received equity awards with target grant-date fair values equal to 2.0 times for the CEO and ranged from 1.1-1.5 times for the other named executive officers, their annual base salary, with two-thirds in the form of TSR Equity Awards and one-third in the form of restricted stock awards.

•
TSR Equity Awards-Performance and Vesting Criteria:  TSR Equity Awards are in the form of restricted stock units that are earned and vested three years after grant based upon our relative TSR performance, according to the following table, with payouts linearly interpolated for performance between levels:

Relative TSR Percentile Rank	Payout (% of Target Shares)
<40th Percentile	0%
40th Percentile	25%
50th Percentile	50%
70th Percentile	100%
≥90th Percentile	200%

The Compensation Committee chose to require a materially higher threshold than many of the companies in our peer group, with no vesting occurring for that portion of the TSR Equity Awards where our relative TSR performance falls below the 40th percentile of the market indices and 100% of target vesting at the 70th percentile.

•	Restricted Stock Awards - Vesting: Restricted stock awards granted in 2015 vest in three equal tranches on March 17 of 2016, 2017 and 2018.
 The Compensation Committee does not have a specific policy or practice to time equity awards to the release of earnings or other material non-public information. However, the Compensation Committee may determine the value of an equity award but not issue or establish the number of shares or share units while in possession of material non-public information, such as a material pending transaction. Our practice is not to accelerate or delay the disclosure of material non-public information, whether favorable or unfavorable, but to make such disclosures when appropriate or required by applicable securities laws. In order not to unduly benefit or harm officers and employees, we have in the past postponed, and would consider postponing in the future, the issuance of awards until after the material non-public information has been publicly disclosed or is no longer considered to be material information.
The size of individual long-term incentive equity awards is determined using compensation guidelines developed based on competitive benchmarks. Within those guidelines, actual award recommendations are based on individual, and where applicable, business area performance. Vesting for awards is contingent upon continued employment through the full three-year period of the grant, with certain limited exceptions, including retirement after the age of 65.
CEO Compensation
The Compensation Committee believes that the compensation of our named executive officers should have a very significant component which is not fixed but is “at risk” and performance-based. The Compensation Committee believes that the Chief Executive Officer has the most control and responsibility for our overall performance of any officer and, accordingly, it is appropriate that he have the greatest percentage of compensation at risk and tied to our overall performance.
Successor CEO
On March 5, 2015, Mr. Orlando was succeeded as President and Chief Executive Officer by Stephen J. Jones. Taking into account the Compensation Committee’s compensation philosophy and the need to provide a competitive compensation package compared to our peer group in order to attract a new chief executive officer of the caliber of Mr. Jones, Mr. Jones compensation was structured and determined as part of an arms’ length negotiating process. Further, due to his responsibility for our performance as Chief Executive Officer, consistent with the intents and purposes of the compensation structure, it was contemplated that Mr. Jones’ compensation would be materially higher than other named executive officers.
Under an Offer Letter executed with Mr. Jones on January 5, 2015, we agreed that Mr. Jones’ annual compensation for 2015 as President and Chief Executive Officer would be as follows: (1) annual base salary of $675,000; (2) target non-equity incentive compensation of 100% of his annual base salary, which amount would be guaranteed to be not less than target for 2015; and (3) target grant-date fair value equity compensation equal to 200% of his annual base salary, structured consistently with annual equity awards to other named executive officers.
In light of the failure by the Company to achieve the minimum Financial Performance Measures necessary to fund the annual cash incentive bonus pool and the fact that no cash incentive bonuses would be paid to any of the Company’s other officers or employees in 2015, Mr. Jones requested that the guarantee of his non-equity incentive compensation be waived and that he not be granted such guaranteed payment.
Prior CEO
After leading our Company following the acquisition of the Covanta Energy business out of bankruptcy proceedings and directing our substantial growth and development for more than ten years, Mr. Orlando was instrumental in efforts to identify Mr. Jones as his successor. Mr. Orlando then provided critical assistance and guidance in the successful coordinated transition to Mr. Jones as the successor Chief Executive Officer. In determining the compensation of Mr. Orlando, the Compensation Committee considered those efforts by Mr. Orlando in setting his final compensation and transition arrangements. Pursuant to the Succession Agreement executed with Mr. Orlando on January 5, 2015: (i) Mr. Orlando’s employment by the Company and its subsidiaries ended on March 5, 2015 and he was succeeded as President and Chief Executive Officer by Mr. Jones; (ii) Mr. Orlando continued as a non-employee member of the Board; (iii) Mr. Orlando become entitled to aggregate salary continuation payments in the amount of $1,510,000 payable on a pro rata basis over a period of 24 months consistent with the senior officer severance plan; (iv) a discretionary special equity bonus was granted in the form of $1,000,000 in restricted stock units, vesting pro rata over a period of three (3) years following the March 5, 2015 grant date with the number of shares to be determined by the fair market value of the common stock of the Company at the close of business on the date of grant and equal to the closing price of the Company’s common stock on the New York Stock Exchange on the date of the grant and subject to the terms and conditions of the applicable equity award agreement; (v) Mr. Orlando became entitled to receive medical, dental, life and other standard employee benefit plans for a period of 24 months consistent with the senior officer severance plan; and (vi) the non-competition and confidentiality provisions of Mr. Orlando’s agreements under the Equity Award Plan would continue for the longer of the salary continuation period or the expiration date, if any, of any such agreement.
In addition, pursuant to the Succession Agreement, we agreed to make the following modifications to certain outstanding equity awards: (i) each of the option agreements for Mr. Orlando’s 470,000 vested options was amended to provide for continued exercisability until the expiration of each such option agreement in accordance with its terms as if Mr. Orlando continued to be employed by the Company; (ii) with respect to an aggregate of 53,994 unvested shares of restricted stock of the Company subject to forfeiture pursuant to restricted stock agreements, the restricted stock agreements were amended to permit vesting on March 17, 2015 as if he continued to be employed by the Company and accelerated the vesting to March 17, 2015 of any restricted stock which vested on March 17, 2016 or March 17, 2017.
2016 Compensation Arrangements
Following the succession of our chief executive officer after more than a decade of service, the Compensation Committee and management examined different approaches to our incentive compensation programs to incentivize growth while prudently managing risk and maintain an alignment of interests between our stockholders and management. As a result, beginning in 2016, we are making substantive revisions to our annual non-equity incentive award program and our long-term equity incentive award program.
Changes to Annual Non-Equity Incentive Award Program
As part of its review of past compensation practices, the Compensation Committee intends to incorporate strategic objectives into the Corporation’s Financial Performance Measures in order to more closely align the interests of management with the Corporation’s stockholders. Beginning in 2016, individual strategic performance goals and the performance measure of Free Cash Flow will be removed and Adjusted EBITDA, which the Company uses to assess short-term profitability, cost control and growth, will be the sole Financial Performance Measure used for awards under our annual cash incentive program. The underlying philosophy of these changes is that strategic goals should be reflected in the measurable financial performance of the Company in the form of Adjusted EBITDA and Free Cash Flow, while a very important financial performance measure, is better viewed over a longer term period due to its large year over year swings due to the timing of working capital. Further, in order to mitigate the impact of severe volatility, both positive and negative, in commodity prices variances, a floor and ceiling on commodity prices will be imputed into the Adjusted EBITDA calculation to adjust commodities produced and sold during the year based on the commodity price levels anticipated at the time the target level of Adjusted EBITDA is set.
Changes to Long-Term Equity Incentive Award Program
Following a review of the TSR program, the Compensation Committee determined that in practice using the three relative TSR measures for our performance based equity awards were not creating the appropriate incentives and alignment with stockholders and determined to revise the performance measures of these performance based equity awards. Beginning in 2016, the Financial Performance Measure of Free Cash Flow will be shifted from the annual cash incentive award program and be retained for equity compensation arrangements as a replacement to the TSR Equity Awards. New equity incentive awards under the long-term incentive plan in 2016 will be in the form of restricted stock unit awards vesting after a three-year performance period based upon cumulative Free Cash Flow per share over the performance period, which we view as a better metric than TSR to measure growth and development of the Corporation’s business and operations and in order to provide a better alignment of interests. Further, as noted above, the potentially large swings in annual Free Cash Flow tend to even out over an extended period of time making it a better long-term measure of financial performance as well as providing an appropriate incentive and financial performance measure for the Company to continue to generate sufficient cash flow to enable the Company to continue to return capital to its stockholders.
Further, in recognition of market best practices on acceleration and vesting of equity awards following a change in control, beginning with equity awards granted in 2016, all such awards will now be subject to a “double trigger” for acceleration and vesting following a change in control.
Employment Arrangements
In order to retain the greatest flexibility on compensation decisions, none of our named executive officers have employment agreements. Instead, we incorporated into our standard forms of equity award agreements, primarily for Senior Vice Presidents and higher, the terms of restrictive covenants covering non-competition, non-solicitation, confidentiality and assignment of intellectual property rights. In addition, we provide severance benefits under our severance policy to specified senior officers, including all named executive officers, payable over a period that matches the length of the applicable restrictive covenants. Severance is payable in the event that an eligible employee is terminated for reasons other than cause. See also “Severance Plan and Potential Payments upon Termination or Change in Control” below in this proxy statement for more information regarding the severance plan and payments following a change in control. For the purposes of the severance plan, “cause” is defined to include the following:
•an employee’s failure or refusal to perform the duties of his or her employment in a reasonably satisfactory manner;
•fraud or other act of dishonesty;
•serious misconduct in connection with the performance of his or her duties;
•material violation of any applicable policies or procedures;
•conviction of, or plea of nolo contendere to, a felony or other crime; or

•other conduct that has or reasonably is expected to result in material injury to our business or reputation.
The 24-month severance term for our Chief Executive Officer is longer than the 18-month severance term for other named executive officers because we desired the benefits to us of extended non-competition and non-solicitation covenant periods. Similarly, the 18-month severance period for our Executive Vice Presidents, Senior Vice Presidents, and Chief Accounting Officer and Treasurer, including the other named executive officers, is longer than other eligible employees because we also desired the benefits of their relatively longer restrictive covenant periods.
Company-Sponsored Benefit Plans
Consistent with our philosophy of providing the same forms of compensation throughout a broad spectrum of our managerial base, our executives are eligible to participate in the same benefit plans as those offered to all other non-union employees. We have not provided any perquisites to our named executive officers in any of the last three years.
Insurance Plans
The core insurance package includes health, dental, disability, AD&D and basic group life insurance coverage.
Retirement Plans
We provide a non-qualified supplemental defined benefit plan to those of our employees, including those named executive officers, who participated in the Covanta Energy Pension Plan, a qualified defined benefit pension plan, prior to its termination in 2012. Historically, this non-qualified supplemental benefit provided a benefit equivalent to the Covanta Energy Pension Plan benefit for earnings above the Internal Revenue Service earnings cap. This non-qualified supplemental plan represents an unfunded and unsecured obligation to pay a calculated benefit to retiring employees as and when they would otherwise have been eligible to receive a benefit under the now-terminated Covanta Energy Pension Plan. Effective January 1, 2010, we amended our non-qualified supplemental benefit plan to exclude future compensation increases received by eligible participants after December 31, 2009.
Determining Benefit Levels
The Compensation Committee reviews benefit levels periodically to ensure that the plans and programs create the desired incentives for our employees, including named executive officers, which are generally competitive with the applicable marketplace, are cost-effective, and support our human capital needs. Benefit levels are not tied to company, business area or individual performance. In part due to the stock ownership guidelines that we have adopted for our officers and officers of our subsidiary Covanta Energy, we have not reviewed or tied retirement benefits to gains realized upon the exercise of stock options or the sale of restricted stock.
Compensation Policies
Stock Ownership Guidelines
Our Board believes that it is important for all of our officers, including officers of our subsidiary Covanta Energy, to acquire and maintain a substantial equity ownership position in our company. Accordingly, we have established stock ownership guidelines for our officers in order to specifically identify and align the interests of our officers with our stockholders and focus attention on managing our business as an equity owner. Shares counted as ownership include shares owned outright and time-based restricted stock awards. Officers are given five years to reach their target ownership levels. Transition periods are provided for individuals who have been promoted. The current guidelines are as follows:

Title	Multiple of Base Salary
Chief Executive Officer	4.0 x Base Salary
Executive Vice Presidents	3.0 x Base Salary
Senior Vice Presidents	2.0 x Base Salary
Vice Presidents	1.0 x Base Salary
The Compensation Committee has the sole discretion and authority to modify the stock ownership guidelines at any time.
Insider Derivative and Short-Sale Trading Restrictions
In order to avoid any appearance of a conflict of interest and to prevent opportunities for trading in violation of applicable securities laws, it is our policy that our employees, including our officers and directors, may not purchase or sell options on our common stock, nor engage in short sales with respect to our common stock. Also, we prohibit trading by employees, officers and directors in puts, calls, straddles, equity swaps or other derivative securities that are linked directly to our common stock.

These prohibitions prevent our employees, officers and directors from hedging the economic risk inherent with their ownership of our common stock.
Return and/or Forfeiture of Performance-Based Payments or Awards
Pursuant to a policy formally adopted by our Board and as provided in our TSR Equity Award agreements and in the 2014 Equity Award Plan, as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, if any stock award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of the Corporation (excluding certain changes in financial statement presentation that may be excluded from such rules or regulations), then any payments made or awards granted shall be returned and forfeited or recovered to the extent required and as provided by applicable laws, rules, regulations or listing requirements.
Tax Considerations
We generally will be entitled to a tax deduction in connection with awards under the 2014 Equity Award Plan in an amount equal to the ordinary income realized by participants and at the time the participants recognize such income. Special rules limit the deductibility of compensation paid to our named executive officers.
Under section 162(m) of the Tax Code, the annual compensation paid to each named executive officer will be deductible to the extent it does not exceed $1,000,000 or satisfies certain conditions set forth in section 162(m) relating to qualifying performance-based compensation plans. Qualifying performance-based compensation consists of compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders. The grants of TSR Equity Awards were designed to satisfy the requirements for deductible compensation; the grant of restricted stock awards does not because such awards are time vesting only. Our cash incentive plan is administered so that awards qualify for 162(m) treatment. However, the Compensation Committee retains the discretion to award compensation that exceeds section 162(m)’s deductibility limit.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon the review and discussions, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2015. This report is provided by the following independent directors, who comprised the Compensation Committee throughout 2015 and through the date hereof:

PETER C.B. BYNOE (CHAIR)
ROBERT S. SILBERMAN
JEAN SMITH

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth information, as of March 15, 2016 unless otherwise specified, concerning:

•
beneficial ownership of our common stock by (1) SZ Investments together with its affiliate EGI-Fund (05-07),(2) Capital International Investors, a division of Capital Research and Management Company; (3) Dimensional Fund Advisors L.P.; (4) The Vanguard Group Inc. and (5) Findlay Park Partners LLP, which are the only beneficial owners known to us of 5% or more of our common stock; and

•
beneficial ownership of our common stock by (1) all of our current directors, (2) those executive officers named in the Summary Compensation Table included in this proxy statement, referred to as the “named executive officers” in this proxy statement, and (3) all of our current directors and executive officers together as a group.

The number of shares beneficially owned by each entity, person, current director or named executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares which the individual has the right to acquire within 60 days after the date of this table, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse or dependent children within his or her household, with respect to the shares set forth in the following table. Unless otherwise indicated, the address for all current executive officers and directors is c/o Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960.

Equity Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percent of Class
SZ Investments L.L.C.(1)	12,949,182	10.0%
Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606
Capital International Investors(2)	9,111,915	7.0%
11100 Santa Monica Boulevard, 16th Floor, Los Angeles, California 90025
Dimensional Fund Advisors LP (3)	8,115,000	6.2%
Building One, 6300 Bee Cave Road, Austin, Texas 78746
The Vanguard Fund Inc. (4)	7,894,213	6.1%
100 Vanguard Blvd. Malvern, PA 19355
Findlay Park Partners LLP (5)	6,850,000	5.3%
Almack House, 4th Floor, 28 King Street, London, SW1Y 6QW United Kingdom

(1)	Based on a Schedule 13D/A filed with the SEC on July 25, 2014, this includes the shares owned as follows:
(a) 10,921,682 shares that SZ Investments beneficially owns with shared voting and dispositive power; (b) 2,027,500 shares that EGI-Fund (05-07) beneficially owns with shared voting and dispositive power; and (c) all 12,949,182 shares listed in the preceding (a) and (b) as beneficially owned by SZ Investments and EGI-Fund (05-07), are also beneficially owned by Chai Trust Company, LLC referred to as “Chai Trust,” with shared voting and dispositive power. Chai Trust is the managing member of EGI-Fund (05-07). SZ Investments is each indirectly controlled by various trusts established for the benefit of Samuel Zell and members of his family, the trustee of each of which is Chai Trust. Mr. Zell is not a director of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.
Mr. Zell is an officer of EGI Division. Mr. Zell is an executive officer of EGI-Fund (05-07) and SZ Investments. Mr. Zell was elected as our Chairman of the Board in September 2005 and he also previously served as a director from 1999 to 2004 and as our Chairman of the Board from July 2002 to October 2004, when he did not stand for re-election. In addition, Mr. Zell was our President and Chief Executive Officer from July 2002 until his resignation in April 2004. The addresses of each of EGI-Fund (05-07) and EGI are as set forth in the table above for SZ Investments.

(2)
Based on a Schedule 13G filed with the SEC on February 12, 2016. Capital International Investors, a division of Capital Research and Management Company, has sole voting power with respect to 9,107,015 shares of our common stock and sole dispositive power with respect to 9,111,915 shares of our common stock.

(3)
Based on a Schedule 13G filed with the SEC on February 9, 2016, Dimensional Fund Advisors LP, in its role as investment advisor to certain investment companies, commingled funds, group trusts and separate accounts, has sole voting power with respect to 7,921,579 of these shares of our common stock and sole dispositive power with respect to 8,115,000 of these shares of our common stock.

(4)
Based on a Schedule 13G filed with the SEC on February 10, 2016, The Vanguard Group, Inc. has sole voting power with respect to 93,630 shares of our common stock; shared voting power with respect to 6,700 shares of our common stock; sole dispositive power with respect to 7,801,283 shares of our common stock and shared dispositive power with respect to 92,930 shares of our common stock.

(5)
Based on a Schedule 13G/A filed with the SEC on February 11, 2016, Findlay Park Partners LLP (“Partners”) as the investment manager for Findlay Park Funds PLC - Findlay Park American Fund (the “American Fund”), is the legal owner of these shares of our common stock. As the investment manager, Partners shares voting and dispositive power with respect to these shares of our common stock with the American Fund. The address of American Fund is Styne House, Upper Hatch Street, Dublin 2, Ireland.

Equity Ownership of Directors and Management

Name	Number of Shares Beneficially Owned		Approximate Percent of Class
David M. Barse	15,000		*
Ronald J. Broglio	4,529		*
Peter C.B. Bynoe	75,122		*
Michael J. de Castro	41,104		*
Linda J. Fisher	40,157		*
Bradford J. Helgeson	71,234	(1)	*
Joseph M. Holsten	107,538	(1)	*
Stephen J. Jones	185,389		*
Matthew R. Mulcahy	142,620	(1)	*
Anthony J. Orlando	573,267	(1)	*
William C. Pate	407,177		*
Robert S. Silberman	64,500		*
Timothy J. Simpson	221,293	(1)	*
Jean Smith	90,141		*
Derek W. Veenhof	96,318		*
Samuel Zell(2)	13,122,263	(3)	10.1%
All Executive Officers and Directors as a group (18 persons)	15,316,703	(4)	11.8%
* Percentage of shares beneficially owned does not exceed 1% of the outstanding common stock.

(1)
Includes shares underlying currently exercisable options held by Mr. Helgeson and Mr. Mulcahy to purchase 30,000 and 90,000 shares, respectively, of common stock at an exercise price of $23.30 per share and Mr. Simpson and Mr. Veenhof to purchase 120,000 and 25,000 shares, respectively, of common stock at an exercise price of $20.52 per share. Also includes shares underlying currently exercisable options held by Mr. Orlando to purchase 270,000 shares of common stock at an exercise price of $20.52 per share and 200,000 shares of common stock at an exercise price of $24.76 per share and Mr. Holsten to purchase 25,000 shares of common stock at an exercise price of $20.58 per share.

(2)	Mr. Zell's address is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.

(3)
Mr. Zell disclaims beneficial ownership as to (a) 10,921,682 shares beneficially owned by SZ Investments, 8,275,682 of which shares are pledged as security to loans and (b) 2,027,500 shares beneficially owned by Fund 05-07, 883,739 of which shares are pledged as security to loans. SZ Investments and Fund 05-07 are each indirectly controlled by various trusts established for the benefit of Mr. Zell and members of his family, the trustee of each of which is Chai Trust. Mr. Zell is not a director or officer of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. Also, Mr. Zell disclaims beneficial ownership as to 25,418 shares beneficially owned by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse.

(4)
Includes shares underlying currently exercisable options to purchase 760,000 shares of common stock that our directors and executive officers have the right to acquire within 60 days of the date of this table.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities. Executive officers, directors and greater than ten percent stockholders are required by Federal securities regulations to furnish us with copies of all Section 16(a) forms they file.
Based upon a review of filings with the SEC and/or written representations from certain reporting persons, we believe that all of our directors, executive officers and other Section 16 reporting persons complied during 2015 with the reporting requirements of Section 16(a), except that a Form 4 for Mr. de Castro was filed two days late.

Summary Compensation Table For The Year Ended December 31, 2015
The following table sets forth the compensation for the services in all capacities to us or our subsidiary companies for the years ended December 31, 2015, 2014 and 2013 of (a) our Chief Executive Officer, (b) our Chief Financial Officer, (c) the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, employed by us as of December 31, 2015, (d) our former Chief Executive Officer who transitioned to Director as of March 5, 2015, (e) our former Executive Vice President and Chief Operating Officer who left the company effective April 30, 2015 and (f) one other executive officer as of December 31, 2015, who is one of the Company's most senpaior executive officers, but was not among the three other most highly compensated executive officers due to his employment for less than half of 2015.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (1) ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation (3) ($)	Total (4) ($)

Stephen J. Jones	2015	$675,000		$—		$1,103,929		$—		$—	$34,450	$1,813,379
President & Chief
Executive Officer

Bradford J. Helgeson	2015	$365,050		$60,000	(5)	$1,052,516	(6)			$—	$22,350	$1,439,916
Executive Vice President	2014	$350,000		$—		$465,062	(7)	$415,975	(8)	$—	$22,076	$1,253,113
& Chief Financial Officer	2013	$275,734		$—		$243,847	(9)	$55,000			$24,480	$599,061

Michael J. de Castro (10)	2015	$154,615		$50,000	(11)	$120,012	(12)	$—		$—	$4,882	$329,509
Executive Vice President,
Supply Chain

Timothy J. Simpson	2015	$373,100		$—		$457,642		$—		$—	$61,433	$892,175
Executive Vice President	2014	$364,000		$—		$483,653	(7)	$435,589	(8)	$74,699	$55,723	$1,413,664
General Counsel & Secretary	2013	$364,000		$—		$493,130	(9)	$105,000		$—	$59,815	$1,021,945

Derek W. Veenhof (13)	2015	$335,160		$—		$411,127		$—		$—	$19,283	$765,570
Executive Vice President	2014	$315,000		$—		$418,560	(7)	$290,812	(8)	$—	$19,364	$1,043,736
Sustainable Solutions

Matthew R. Mulcahy(14)	2015	$286,488		$—		$906,418	(6)	$—		$—	$19,176	$1,212,082
Senior Vice President and
Head of Corporate
Development

Former Executive Officers:
Anthony J. Orlando	2015	$142,289	(15)	$—		$1,000,000		$—		$—	$560,075	$1,702,364
President and CEO	2014	$755,000		$—		$1,337,596	(7)	$1,359,000	(8)	$404,803	$97,572	$3,953,971
	2013	$755,000		$—		$1,363,768	(9)	$285,000			$108,275	$2,512,043

Seth Myones	2015	$130,171	(16)	$—		$466,436		$—		$—	$195,132	$791,739
Executive Vice President, Chief Operating Officer	2014	$371,000		$—		$492,973	(7)	$406,798	(8)	$91,006	$19,571	$1,381,348
	2013	$371,000		$—		$502,617	(9)	$125,000		$—	$40,967	$1,039,584

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value for time-based restricted stock is computed using the closing price of the shares on the grant date. The grant date fair value for the performance TSR-based restricted stock units was calculated by using a Monte Carlo simulation, which produced a probable value for the awards at $16.60 per share for the 2013 grant, $14.13 for the 2014 grant and $15.98 per share for the 2015 grant. TSR Equity Awards will vest at the end of the three-year vesting term, however, the number of shares delivered will vary based upon the attained level of performance and may range from 0 to 2.0 times the number of target units awarded.

(2)
The amounts shown for each named executive officer in this column are attributable to the change in actuarial present value of the accumulated benefit under defined benefit and actuarial plans at December 31, of the applicable year, as compared to

December 31, of the immediately preceding year. For Messrs. Orlando, Myones, and Simpson, the actual change in pension value in 2013 was negative as follows: Orlando $215,587, Myones $130,034, Simpson $38,437. For Messrs. Orlando, Myones, Simpson and Mulcahy, the actual change in pension value in 2015 was negative as follows: Orlando $154,108, Myones $29,092, Simpson $29,092, Mulcahy $3,223. Pursuant to SEC guidance, these amounts have been omitted from the table.

(3)	The amounts shown in this column for 2015 consist of the following components:

Name	Company 401(k) Match(a)	Company Contribution to Defined Contribution Plan(b)	Life Insurance Premiums Paid by Company	Severance Payments and Outplacement Service	Perquisites (c)	Dividends Accrued on Performance Based Equity Incentive Awards	Total
Stephen J. Jones	$10,600	$7,950	$900	$—	$15,000	$—	$34,450
Bradford J. Helgeson	$10,600	$7,950	$798	$—	$—	$3,002	$22,350
Michael J. de Castro	$—	$4,638	$244	$—	$—	$—	$4,882
Timothy J. Simpson	$10,600	$7,950	$816	$—	$—	$42,067	$61,433
Derek W. Veenhof	$10,600	$7,950	$733		$—	$—	$19,283
Matthew R. Mulcahy	$10,600	$7,950	$626	$—	$—	$—	$19,176
Former Executive Officers:
Anthony J. Orlando	$5,692	$4,269	$182	$459,788	$—	$90,144	$560,075
Seth Myones	$5,207	$3,905	$270	$185,750	$—	$—	$195,132

(a)
Represents matching contributions to the 401(k) account under the Covanta Energy Savings Plan of each named executive officer. See the description of the plan in “Retirement Plans” for more information.

(b)
Represents contributions to the defined contribution retirement plan account under the Covanta Energy Savings Plan of each named executive officer. See the description of the plan in “Retirement Plans” for more information.

(c)	Represents agreed upon legal fee reimbursements for costs incurred in connection with Mr. Jones' employment in early 2015.

(4)	Represents the sum of the amounts in all of the columns of the Summary Compensation Table for each named executive officer.

(5)	Represents a portion of a special cash bonus for 2014 that had been held back pending successful operational implementation of certain cost saving and operational efficiency efforts.

(6)
Includes award of performance based restricted stock units, valued at the time of grant at $604,725 for Mr. Helgeson and $648,705 for Mr. Mulcahy. These awards vest after a period of at least three years based upon successful achievement of specified criteria and confirmation of a bring-down calculation by the Compensation Committee.

(7)	Includes $14.13 of grant date fair value for TSR awards and $17.05 of grant date fair value for restricted stock awards.

(8)
Amounts included for 2014 represent the value of the annual incentive cash awards plus the special cash incentive awards received by each named executive officer in March 2015 in respect of service performed in 2014.

(9)	Includes $16.60 of grant date fair value for TSR awards and $19.42 of grant date fair value for restricted stock awards.

(10)	Mr. de Castro was not an executive officer of the Company prior to 2015.

(11)	Represents a new hire bonus received in July 2015.

(12)	Represents a restricted stock award upon commencement of employment vesting pro rata over four years beginning in March 2016.

(13)	Mr. Veenhof was not an executive officer of the Company in 2013.

(14)	Mr. Mulcahy was not an executive officer of the Company prior to 2015.

(15)	Mr. Orlando's 2015 salary payments prior to his departure as an employee were $142,289. Mr. Orlando also was paid $435,577 in salary continuation payments and $24,211 for unused vacation time in 2015.

(16)	Mr. Myones' 2015 salary payments prior to his departure as an employee were $130,171. Mr. Myones also was paid $160,886 in salary continuation payments and $24,864 for unused vacation time in 2015.

Equity Award Plans
All equity awards made to the named executive officers in 2015 were made pursuant to the 2014 equity award plan for employees and officers, which we refer to as the “2014 Equity Award Plan.” The 2014 Equity Award Plan is administered by the Compensation Committee of our Board. Awards under the 2014 Equity Award Plan were granted to employees (including officers) of the Company, its subsidiaries and affiliates. The 2014 Equity Award Plan provides for awards to be made in the form of (a) shares of restricted stock, (b) incentive stock options, (c) non-qualified stock options, (d) stock appreciation rights, (e) performance awards, (f) restricted stock units or (g) other stock-based awards which relate to or serve a similar function to the awards described above. Awards could be made on a stand-alone, combination or tandem basis.
As of March 17, 2015, there were 5,724,298 shares of common stock available for issuance under the 2014 Equity Award Plan, and no recipient under the Plan may be granted awards in any calendar year with respect to more than 250,000 shares of restricted stock; or restricted stock units and options to purchase 650,000 shares, 250,000 performance shares or $5.0 million of performance units.

The following table provides information on both equity incentive awards that were made under the 2014 Equity Award Plan and incentive cash awards made during the year ended December 31, 2015.
Grants of Plan-Based Awards — 2015

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold	Target	Maximum	Threshold	Target		Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)		(#)	(#)	(#)	($/sh)	($)
Stephen J. Jones	March 5, 2015	$337,500	$675,000	$1,350,000	—	—		—	—	—	—	$—
	March 5, 2015	$—	$—	$—	10,237	40,949		81,898	—	—	—	$654,365
	March 5, 2015	$—	$—	$—	—	—		—	20,444	—	—	$449,564
Bradford J. Helgeson	March 5, 2015	$127,768	$255,535	$511,070	—	—		—	—	—	—	$—
	March 5, 2015	$—	$—	$—	4,153	16,610		33,220	—	—	—	$265,428
	March 5, 2015	$—	$—	$—	13,750	27,500	(5)	55,000	—	—	—	$604,725
	March 5, 2015								8,293			$182,383
Michael J. de Castro	July 13, 2015	$108,875	$217,750	$435,500	—	—		—	—	—	—	$—
	July 13, 2015	$—	$—	$—	—	—		—	5,677	—	—	$120,012	(6)
Timothy J. Simpson	March 5, 2015	$121,258	$242,515	$485,030	—	—		—	—	—	—	$—
	March 5, 2015	$—	$—	$—	4,244	16,976		33,952	—	—	—	$271,276
	March 5, 2015	$—	$—	$—	—	—		—	8,475	—	—	$186,365
Derek W. Veenhof	March 5, 2015	$108,927	$217,854	$435,708	—	—		—	—	—	—	$—
	March 5, 2015	$—	$—	$—	3,813	15,250		30,500	—	—	—	$243,695
	March 5, 2015	$—	$—	$—	—	—		—	7,614	—	—	$167,432
Matthew R. Mulcahy	March 5, 2015	$71,622	$143,244	$286,488	—	—		—	—	—	—	$—
	March 5, 2015				2,390	9,559		19,118				$152,753
	March 5, 2015				7,375	29,500	(5)	59,000				$648,705
	March 5, 2015								4,773			$104,958
Former Executive Officers:
Anthony J. Orlando	March 5, 2015	$—	$—	$—	—	—		—	45,476	—	—	$1,000,000
Seth Myones	March 5, 2015	$—	$—	$—	4,326	17,302		34,604	—	—	—	$276,486
	March 5, 2015	$—	$—	$—	—	—		—	8,638	—	—	$189,950

(1)
In February 2014, our Compensation Committee established various levels of performance. The amounts shown in these columns reflect the range of potential payouts for 2014 performance under our annual incentive cash award plan between the "threshold" and "maximum" levels. The amounts shown in the “threshold” column represent the amount of cash award payable at the 50% of "target" level of performance. In addition, there is a "minimum" level of Company performance below the "threshold" which if not attained will result in no cash awards being payable. Please see the “Compensation Discussion and Analysis” in this proxy statement for more information regarding these awards and performance measures.

(2)
The number of shares of Company common stock actually delivered to executive officers at the end of the three year TSR cycle can range from 0% to 200% of the number of target shares awarded. If the relative TSR is below the 40th percentile of any of the peer group participants will not receive any shares at the end of the performance period with respect to that peer group and will not receive any cash dividend equivalents. If the relative TSR is at least at the 40th percentile of the designated peer group a threshold payout of 25% of the number of target shares will be allocated to each participant with respect to that peer group plus cash dividend equivalents relative to the number of shares awarded. To receive 100% of target the Company's TSR must perform at the 70th percentile compared to the designated peer group. Participants can earn up to 200% of target if the Company performs at the 90th percentile. Awards are interpolated on a straight-line basis for performance results between levels. Please see the “Compensation Discussion and Analysis” in this proxy statement for more information regarding these awards and growth goals.

(3)
The number of shares shown reflects the 2015 restricted stock awards under the 2014 Equity Award Plan. The restricted stock awards made in 2015 vested ratably over three years, on the basis of continued employment. The restricted stock units vest in accordance with successful achievement of pre-established growth goals.

(4)
Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The grant date fair value for time-based restricted stock is computed using the closing price of the shares at the grant date. The grant date fair value for the performance TSR-based restricted stock units was calculated by using a Monte Carlo simulation, which produced a probable value for the awards at $15.98 per share for 2015. For our named executive officers, we have assumed for calculating the grant date fair value under FASB ASC Topic 718 that the forfeiture rate was zero.

(5)
Performance based awards in the form of restricted stock units awarded on March 5, 2015 with a grant price of $21.99. These awards vest after a period of at least three years based upon successful achievement of specified criteria and confirmation of a bring-down calculation by the Compensation Committee.

(6)	New hire grant awarded on July 13, 2015 with a grant price of $21.14 vesting pro rata over a period of four years.

The following table sets forth the outstanding equity awards held by each of our named executive officers as of December 31, 2015:
Outstanding Equity Awards at Fiscal Year-End 2015

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Stephen J. Jones	—	—		—	20,444	(2)	$316,678	40,949	(3)	$634,300

Bradford J. Helgeson	30,000	—	$23.30	5/7/2017	1,544	(4)	$258,373	3,002	(5)	$1,191,382
					6,843	(6)		27,500	(5)
					8,293	(2)		9,273	(7)
								20,528	(3)
								16,610	(3)

Michael J. de Castro	—	—		—	5,677	(8)	$87,937	—

Timothy J. Simpson	120,000	—	$20.52	3/19/2017	3,121	(4)	$289,849	42,067	(5)	$1,679,364
					7,116	(6)		9,271	(5)
					8,475	(2)		18,753	(7)
								21,349	(3)
								16,976	(3)

Derek W. Veenhof	25,000	—	$20.52	3/19/2017	1,372	(4)	$234,596	—		$650,084
					6,159	(6)		8,243	(3)
					7,614	(2)		18,475	(7)
								15,250	(3)

Matthew R. Mulcahy	90,000	—	$20.52	3/19/2017	1,715	(4)	$161,065	6,181	(5)	$1,042,074
					3,910	(6)		29,500	(5)
					4,773	(2)		10,304	(7)
								11,730	(3)
								9,559	(3)

Former Executive Officers:
Anthony J. Orlando	270,000		$20.52	3/19/2017	45,476	(2)	$704,423	—		$3,305,721
	200,000		$24.76	2/21/2018	—
Seth Myones	—	—		—	—			12,361	(5)	$1,092,618
					—			17,302	(7)
					—			21,760	(3)
								19,114	(3)

(1)	Based on the closing price of our common stock of $15.49 on December 31, 2015, as reported on the New York Stock Exchange.

(2)	Restricted stock vests in three equal installments on March 17, 2016, 2017, and 2018.

(3)
TSR Equity Awards are reflected at target. Actual vesting ranging from 0% to 200% of target will be determined three years after grant based upon the Company's relative TSR performance against designated peer groups. See "Compensation Discussion and Analysis" for further detail regarding the vesting of the TSR Equity Awards.

(4)	Restricted stock vests on March 17, 2016.

(5)	Growth equity awards vest after a period of at least three years based on successful achievement of specified criteria and confirmation of a bring down calculation by the Compensation Committee.

(6)	Restricted stock vests in two equal installments on March 17, 2016 and 2017.

(7)	As of March 15, 2016, such awards did not vest and have no value.

(8)	Restricted stock vests in four equal installments on March 17, 2016, 2017, 2018 and 2019.

The following table sets forth the option exercises and stock vesting for each of our named executive officers during the year ended December 31, 2015:
Option Exercises and Stock Vested During 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Stephen J. Jones	—	$—	—	$—
Bradford J. Helgeson	—	$—	8,673	$189,375
Michael J. de Castro	—	$—	—	$—
Timothy J. Simpson	—	$—	11,315	$247,063
Derek W. Veenhof	—	$—	7,130	$155,684
Matthew R. Mulcahy	—	$—	6,555	$143,128
Anthony J. Orlando	—	$—	53,994	$1,178,959
Seth Myones	—	$—	12,988	$283,593

(1)	Amounts reported in this column represent the value of restricted stock awards that vested on March 17, 2015.

Retirement Plans
Pension Benefits
Supplemental Benefit Plan
We maintain a non-qualified supplemental defined benefit plan, relative to the Covanta Energy Pension Plan, a qualified defined benefit pension plan, prior to its termination in 2012. Historically, this non-qualified supplemental benefit provided a benefit equivalent to the Covanta Energy Pension Plan benefit for earnings above the IRS earnings cap.  This non-qualified supplemental plan represents an unfunded obligation to pay a calculated benefit to participating employees as and when they would otherwise have been eligible to receive a benefit under the now-terminated Covanta Energy Pension Plan.  Effective January 1, 2010, we amended our non-qualified supplemental benefit plan to exclude future compensation increases received by eligible participants after December 31, 2009.
The following table shows pension benefit information as of December 31, 2015, for the named executive officers under the Covanta Energy Pension Plan and the Covanta Energy Supplemental Benefit Plan. No amounts were paid out in 2015.
Pension Benefits 2015

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit (1) ($)
Stephen J. Jones	Supplemental Benefit Plan	—	$—
Bradford J. Helgeson	Supplemental Benefit Plan	—	$—
Michael J. de Castro	Supplemental Benefit Plan	—	$—
Timothy J. Simpson	Supplemental Benefit Plan	12.3	$401,515
Derek W. Veenhof	Supplemental Benefit Plan	—	$—
Matthew R. Mulcahy	Supplemental Benefit Plan	16.7	$166,690
Former Executive Officers:
Anthony J. Orlando	Supplemental Benefit Plan	18.7	$1,939,453
Seth Myones	Supplemental Benefit Plan	15.7	$463,948

(1)
Our actuarial assumptions used to determine the present value of the accumulated benefit at December 31, 2015 were as follows: a measurement date of December 31, a discount rate of 4.35%, a retirement age of 65 years and the mortality required under the Internal Revenue Code for purposes of calculating lump sums.

Covanta Energy Savings Plan
The Covanta Energy Savings Plan is comprised of two components: The first component, which we provide to eligible employees, including named executive officers, is a qualified 401(k) retirement plan. All full-time and part-time employees not subject to a collective bargaining agreement are eligible to participate in this plan upon employment. Named executive officers may elect to contribute a fixed percentage of their earnings into this plan, up to the limit prescribed for 2015 by the IRS of $260,000 in annual earnings. We provide a matching contribution of 100% of the first 3% of an individual's earnings, and 50% of the next 2% of such individual's earnings up to the IRS limit. Our matching contributions are immediately vested.
The second component, which we provide eligible employees, including named executive officers, is a qualified defined contribution retirement plan. We contribute to this defined contribution plan an amount equal to 3% of an individual's annual eligible compensation as defined in the plan document up to the IRS annual compensation limit, which was $265,000 in 2015. Contributions to the defined contribution plan vest in equal amounts over a five-year period based on continued employment.
Severance Plan and Potential Payments upon Termination or Change in Control
Severance Agreements
In February 2010, we adopted the Severance Plan for Covanta Energy Corporation Senior Officers, referred to in this proxy statement as the “Severance Plan.” This plan covers our Chief Executive Officer, Executive Vice Presidents, Regional Vice-Presidents, Senior Vice-Presidents, Chief Accounting Officer and Treasurer.
Change in control arrangements are also covered in the Covanta Holding Corporation Restricted Stock Award Agreement, referred to in this proxy statement as the “Restricted Stock Award Agreement,” the Growth Equity Award Agreement, and the TSR Equity Award Agreement.
Defined Terms in the Severance Plan, Restricted Stock Award Agreement and TSR Equity Award Agreement
For purposes of the Severance Plan, the Restricted Stock Award Agreement, the Growth Equity Award Agreement, and the TSR Equity Award Agreement executed in connection with the award of restricted stock and restricted stock units under the 2014 Equity Plan, the terms “cause,” “change in control,” and “eligible termination of employment” are defined as follows:
“Cause” shall mean, with respect to the termination of an Employee's employment with Covanta and our subsidiaries, referred to as the "Company Group", such Employee's (i) failure or refusal to perform the duties of his or her employment with the Company Group in a reasonably satisfactory manner, (ii) fraud or other act of dishonesty, (iii) serious misconduct in connection with the performance of his or her duties for the Company Group, (iv) material violation of any policy or procedure of the Company Group, (v) conviction of, or plea of nolo contendere to, a felony or other crime or (vi) other conduct that has or reasonably is expected to result in material injury to the business or reputation of any member of the Company Group, in any such case, as determined by the Administrator in his/her sole discretion.
“Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others:
(a) any “Person”, other than a holder of at least 10% of our outstanding voting power as of the date of this agreement or plan, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of a majority of our stock entitled to vote in the election of our directors or the directors or the directors of our subsidiaries;
(b) individuals who are our “Continuing Directors” of Covanta cease to constitute a majority of the members of the Board. For purposes of this definition, “Continuing Directors” shall mean the members of the Board on the date of the agreement or plan, as applicable, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director;
(c) our stockholders adopt and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of our assets or the assets of our subsidiaries;
(d) Covanta is a party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless our business following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, Covanta) and our stockholders immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of Covanta (or similar transaction) shall not constitute a Change in Control;

(e) there is a Change in Control of Covanta Holding of a nature that is reported in response to item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not we are then subject to such reporting requirements; provided, however, that for purposes of the agreement or plan, as applicable, a Change in Control shall not be deemed to occur if the Person or Persons deemed to have acquired control is a holder of at least 10% of the outstanding voting power as of the date of the agreement or plan, as applicable; or
(f) Covanta consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination of the agreement or plan, as applicable.
“Eligible Termination of Employment” shall mean the involuntary termination other than for Cause of an Employee's employment with the Company Group after the Effective Date.
Executive Officer Termination Compensation
Stephen J. Jones has served as President and Chief Executive Officer of the Company since March 2015. The following table shows the potential payments to Mr. Jones upon his termination of employment or a change in control of the Company under the Severance Plan and the Restricted Stock Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2015. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$25,962	(1)	$25,962	(1)	$1,350,000	(2)	$25,962	(1)	$1,350,000	(2)	$25,962	(1)	$25,962	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$316,678	(3)(4)	$—		$—
Growth Equity Awards	$—		$—		$—		$—		$—		$—		$—
TSR Awards	$—		$—		$—		$—		$267,073	(5)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$36,438	(6)	$—		$37,590	(6)	$—		$45,720	(7)
Life Insurance Benefits	$—		$—		$—		$—		$—		$750,000	(8)	$—
Total:	$25,962		$25,962		$1,386,438		$25,962		$1,971,341		$775,962		$71,682

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Jones’ employment is terminated without cause or as a result of a change in control, he shall be entitled to a severance payment equal to 24 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 24 months. If the termination is a result of a change in control, Mr. Jones is also entitled to two times his average annual cash bonus for the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Jones' termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards then held by the named executive officer shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Jones by $15.49, the closing price of our common stock on the New York Stock Exchange on December 31, 2015.

(5)
Pursuant to the TSR Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period.

(6)
Pursuant to the Severance Plan, provided Mr. Jones' employment is terminated without cause or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 24 months.

(7)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Jones meets the definition of “disabled” pursuant to that policy.

(8)	Reflects the estimated present value of the proceeds payable to Mr. Jones' beneficiaries upon his death.

Bradford J. Helgeson has served as our Executive Vice President and Chief Financial Officer since November 2013. The following table shows the potential payments to Mr. Helgeson upon his termination of employment or a change in control of the Company under the Severance Plan and the Restricted Stock Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2015. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$14,040	(1)	$14,040	(1)	$547,575	(2)	$14,040	(1)	$900,806	(2)	$14,040	(1)	$14,040	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$258,373	(3)(4)	$—		$—
Growth Equity Awards	$—		$—		$—		$—		$472,476	(3)(5)	$—		$—
TSR Awards	$—		$—		$—		$—		$253,878	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$28,343	(7)	$—		$29,185	(7)	$—		$45,720	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$731,000	(9)	$—
Total:	$14,040		$14,040		$575,918		$14,040		$1,914,718		$745,040		$59,760

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Helgeson’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Helgeson’s termination is a result of a change in control as defined in the respective award agreements, all unvested shares of restricted stock or other equity awards then held by Mr. Helgeson shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Helgeson by $15.49, the closing price of our common stock on the New York Stock Exchange on December 31, 2015.

(5)
Represents the value of accelerated unvested growth equity awards and corresponding unvested cash dividends calculated by multiplying the number of shares of unvested growth equity awards held by Mr. Helgeson by $15.49, the closing price of our common stock on the New York Stock Exchange on December 31, 2015.

(6)
Pursuant to the TSR Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period.

(7)
Pursuant to the Severance Plan, provided Mr. Helgeson's employment terminated without cause or good reason or as a result of a Change in Control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Helgeson meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Helgeson’s beneficiaries upon his death.

Michael J. de Castro has served as Executive Vice President, Supply Chain since July 2015. The following table shows the potential payments to Mr. de Castro upon his termination of employment or a change in control of the Company under the Severance Plan and the Restricted Stock Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2015. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$12,885	(1)	$12,885	(1)	$502,500	(2)	$12,885	(1)	$502,500	(2)	$12,885	(1)	$12,885	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$87,937	(3)(4)	$—		$—
Growth Equity Awards	$—		$—		$—		$—		$—		$—		$—
TSR Awards	$—		$—		$—		$—		$—		$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$28,343	(5)	$—		$29,115	(5)	$—		$45,720	(6)
Life Insurance Benefits	$—		$—		$—		$—		$—		$670,000	(7)	$—
Total:	$12,885		$12,885		$530,843		$12,885		$619,552		$682,885		$58,605

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. de Castro’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. de Castro's termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards then held by Mr. de Castro shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. de Castro by $15.49, the closing price of our common stock on the New York Stock Exchange on December 31, 2015.

(5)
Pursuant to the Severance Plan, provided Mr. de Castro's employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(6)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. de Castro meets the definition of “disabled” pursuant to that policy.

(7)	Reflects the estimated present value of the proceeds payable to Mr. de Castro’s beneficiaries upon his death.

Timothy J. Simpson has served as our Executive Vice President, General Counsel and Secretary since November 2007. The following table shows the potential payments to Mr. Simpson upon his termination of employment or a change in control of the Company under the Severance Plan and the Restricted Stock Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2015. The table (1) excludes vested account balances under the Covanta Energy Savings Plan and (2) the benefits set forth in the “Pension Benefits 2015 Table.”

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$14,350	(1)	$14,350	(1)	$559,650	(2)	$14,350	(1)	$905,091	(2)	$14,350	(1)	$14,350	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$289,849	(3)(4)	$—		$—
Growth Equity Awards	$—		$—		$—		$—		$795,226	(3)(5)	$—		$—
TSR Awards	$—		$—		$—		$—		$271,973	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$28,343	(7)	$—		$29,203	(7)	$—		$45,720	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$747,000	(9)	$—
Total:	$14,350		$14,350		$587,993		$14,350		$2,291,342		$761,350		$60,070

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Simpson’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Simpson’s termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards then held by Mr. Simpson shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Simpson by $15.49, the closing price of our common stock on the New York Stock Exchange on December 31, 2015.

(5)
Represents the value of accelerated unvested growth equity awards and corresponding unvested cash dividends calculated by multiplying the number of shares of unvested growth equity awards held by Mr. Simpson by $15.49, the closing price of our common stock on the New York Stock Exchange on December 31, 2015.

(6)
Pursuant to the TSR Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period.

(7)
Pursuant to the Severance Plan, provided Mr. Simpson’s employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Simpson meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Simpson’s beneficiaries upon his death.

Derek W. Veenhof has served as our Executive Vice President, Sustainable Solutions since November 2013. The following table shows the potential payments to Mr. Veenhof upon his termination of employment or a change in control of the Company under the Severance Plan and the Restricted Stock Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2015. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$12,891	(1)	$12,891	(1)	$502,740	(2)	$12,891	(1)	$747,849	(2)	$12,891	(1)	$12,891	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$234,596	(3)(4)	$—		$—
Growth Equity Awards	$—		$—		$—		$—		$—		$—		$—
TSR Awards	$—		$—		$—		$—		$230,340	(5)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$28,343	(6)	$—		$29,116	(6)	$—		$45,720	(7)
Life Insurance Benefits	$—		$—		$—		$—		$—		$671,000	(8)	$—
Total:	$12,891		$12,891		$531,083		$12,891		$1,241,901		$683,891		$58,611

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Veenhof’s employment is terminated without cause or good reason or as a result of a Change in Control (as defined therein), he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Veenhof’s termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards then held by Mr. Veenhof shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Veenhof by $15.49, the closing price of our common stock on the New York Stock Exchange on December 31, 2015.

(5)
Pursuant to the TSR Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period.

(6)
Pursuant to the Severance Plan, provided Mr. Veenhof’s employment terminated without cause or good reason or as a result of a Change in Control (as defined therein), he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(7)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Veenhof meets the definition of “disabled” pursuant to that policy.

(8)	Reflects the estimated present value of the proceeds payable to Mr. Veenhof’s beneficiaries upon his death.

Matthew R. Mulcahy has served as our Senior Vice President, Head of Corporate Development since January 2008. The following table shows the potential payments to Mr. Mulcahy upon his termination of employment or a change in control of the Company under the Severance Plan and the Restricted Stock Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2015. The table excludes vested account balances under the Covanta Energy Savings Plan and (2) the benefits set forth in the “Pension Benefits 2015 Table.”

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$11,019	(1)	$11,019	(1)	$429,731	(2)	$11,019	(1)	$654,941	(2)	$11,019	(1)	$11,019	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$161,065	(3)(4)	$—		$—
Growth Equity Awards	$—		$—		$—		$—		$552,699	(3) (5)	$—		$—
TSR Awards	$—		$—		$—		$—		$150,923	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$28,343	(7)	$—		$29,003	(7)	$—		$45,720	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$573,000	(9)	$—
Total:	$11,019		$11,019		$458,074		$11,019		$1,548,631		$584,019		$56,739

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Mulcahy’s employment is terminated without cause or good reason or as a result of a Change in Control (as defined therein), he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Mulcahy’s termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards then held by Mr. Mulcahy shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Mulcahy by $15.49, the closing price of our common stock on the New York Stock Exchange on December 31, 2015.

(5)
Represents the value of accelerated unvested growth equity awards and corresponding unvested cash dividends calculated by multiplying the number of shares of unvested growth equity awards held by Mr. Mulcahy by $15.49, the closing price of our common stock on the New York Stock Exchange on December 31, 2015.

(6)
Pursuant to the TSR Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period.

(7)
Pursuant to the Severance Plan, provided Mr. Mulcahy’s employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Mulcahy meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Mulcahy’s beneficiaries upon his death.

Former Executive Officers
Mr. Orlando was succeeded as President and Chief Executive Officer of the Company on March 5, 2015 by Stephen J. Jones. As discussed under "Compensation Discussion and Analysis" above, Mr. Orlando received compensation upon his termination of employment pursuant to the Succession Agreement.
Seth Myones served as our Executive Vice President and Chief Operating Officer until April 30, 2015. Under the terms of his Separation Agreement, Mr. Myones became entitled to receive (i) 18 months of salary continuation payments totaling $570,413, (ii) $30,000 of deferred bonus payments, and (iii) 18 months of continued benefits.
Restrictive Covenants
Our obligation to vest restricted stock grants under the Restricted Stock Award Agreement is conditioned upon each applicable officer complying with his continuing obligations under the restrictive covenants relating to confidentiality, non-competition and non-solicitation of customers and employees and the execution of a standard form of general release.
The Restricted Stock Award Agreement contains non-compete, non-solicitation and confidentiality provisions. As set forth in each such agreement, the restrictive covenants survive termination of employment for the periods stated in the Severance Plan as set forth below:

Named Executive Officer	Restrictive Covenant	Survival Period
Stephen J. Jones	Non-Compete	24 months
	Non-Solicit Customers	24 months
	Non-Solicit Employees	24 months
	Confidentiality	60 months

Bradford J. Helgeson, Michael J. de Castro, Timothy J. Simpson, Derek W. Veenhof, Matthew R. Mulcahy	Non-Compete	18 months
	Non-Solicit Customers	18 months
	Non-Solicit Employees	18 months
	Confidentiality	60 months
Compensation Committee Interlocks and Insider Participation
None of Mr. Bynoe (Chair), Mr. Silberman or Ms. Smith, the persons who served as members of the Compensation Committee in 2015, were, during that year or previously, an officer or employee of ours or any of our subsidiaries or had any other relationship requiring disclosure herein.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Audit Committee or a special committee of the Board composed solely of disinterested directors formed for such purpose are responsible for review of “related person transactions” between us and related persons and making determinations regarding and/or approving and authorizing such transactions, or at their discretion, making a recommendation with respect to such related person transactions to the Board. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. These related person transactions apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.
Our Policy of Business Conduct, which contains certain provisions setting out conflicts of interest and related party standards, applies to all of our employees, including each of our executive officers, and directors. Our Policy of Business Conduct provides that it is the responsibility of each of our executive officers and directors to advise us, through our general counsel, of any affiliation with public or privately held businesses or enterprises that may create a potential conflict of interest, potential embarrassment to us or possible inconsistency with our policies or values. We solicit information quarterly from our directors and executive officers in order to monitor potential conflicts of interest. Any nominee for director is also requested to provide us the forgoing information. It is the policy of the Board and of the Audit Committee to apply the standards set forth in our Policy of Business Conduct and under applicable Delaware corporate law and applicable SEC and New York Stock Exchange rules and regulations in reviewing related person transactions and determining whether or not such transactions are reasonable and fair to us.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of four directors. Each of the current directors is independent as defined by the New York Stock Exchange listing standards. The Audit Committee operates under a written charter and key practices approved by the Board. A copy of the charter and key practices is available on the Company's website at www.covanta.com.
Management is responsible for the Company's internal controls and financial reporting process. Ernst & Young LLP, a registered independent public accounting firm and the Company's independent auditors for 2015, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the December 31, 2015 audited consolidated financial statements. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee also received written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence), and the Audit Committee discussed with Ernst & Young LLP the firm's independence.
Based upon the Audit Committee's discussions with management and Ernst & Young LLP, and the Audit Committee's review of the representations of management and Ernst & Young LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
JEAN SMITH (Chair)
DAVID M. BARSE
JOSEPH M. HOLSTEN
WILLIAM C. PATE

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES
The following table shows the aggregate fees that we incurred for audit, audit-related, tax and other services rendered by Ernst & Young LLP for the years ended December 31, 2015 and 2014 (in thousands of dollars):

	2015	2014
Audit Fees	$3,666	$3,966
Audit-Related Fees	—	—
Tax Fees	365	313
All Other Fees	2	2
Total	$4,033	$4,281
Audit Fees.    This category includes the fees for professional services performed by Ernst & Young LLP for the audit of our annual consolidated financial statements, review of condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements for both 2015 and 2014. Fees also include audits of effectiveness of internal controls, statutory and financial audits for our subsidiaries and reviews of registration statements we have filed.
 Audit-Related Fees.    This category consists of fees for assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of an audit or review of our financial statements and are not reported above under “Audit Fees.”
Tax Fees.    This category consists of fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.
All Other Fees.    This category consists of fees for any other products or services provided by Ernst & Young LLP not described above. The services for fees in 2015 and 2014 under this category are related to licensed accounting research software.

Audit Committee’s Pre-Approval Policies and Procedures
Our Audit Committee Charter and Audit Committee Key Practices require the Audit Committee to pre-approve all permitted non-audit services. It is the Audit Committee's practice to restrict the non-audit services that may be provided to us by our independent registered public accounting firm primarily to tax services and merger and acquisition due diligence and integration services, and then only when the services offered by the auditor's firm are more effective or economical than services available from other providers, and, to the extent possible, only after competitive bidding for such services.
The Audit Committee has established an Audit and Non-Audit Service Pre-Approval Policy, referred to as the “Pre-Approval Policy,” for all permitted work our independent registered public accounting firm may perform for us. The Pre-Approval Policy provides for the general approval of specific types of services and gives detailed guidance as to the specific types of services eligible for general pre-approval within each of the specifically designated categories of services and provides for maximum dollar amounts for such pre-approved services. Any additional services not described in the Pre-Approval Policy or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for that specified year will require the further advance review and approval of the Audit Committee. Pre-approval of services is generally provided for up to one year. The Audit Committee has delegated the authority to grant any such additional required approval to its Chair between meetings of the Audit Committee, provided that the Chair reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee. The Pre-Approval Policy prohibits the Audit Committee from delegating to our management the Audit Committee's responsibilities to pre-approve services performed by the independent registered public accounting firm.
One hundred percent of the services generating fees in 2015 and 2014 were pre-approved in accordance with the Pre-Approval Policy. In pre-approving these services, the Audit Committee did not rely on the de minimis exception to the SEC pre-approval requirements applicable to audit-related, tax and all other permitted non-audit services.
PROPOSALS BY STOCKHOLDERS
In order for a proposal of a stockholder to be included in the proxy statement and form(s) of proxy relating to our 2017 annual meeting, the proposal must be received by us at our principal executive offices no later than November 24, 2016. Stockholders wishing to submit proposals or director nominations at our 2017 annual meeting that are not to be included in our proxy statement materials must deliver proposals to our principal executive offices no earlier than January 5, 2017 and no later than February 4, 2017. All stockholder proposals should be directed to the attention of our Secretary at our principal offices as set forth on the first page of this proxy statement.
Timely receipt of a stockholder's proposal will satisfy only one of various conditions established by the SEC for inclusion in our proxy materials and for compliance with our Bylaws.

INCORPORATION BY REFERENCE
The Audit Committee Report (including reference to the independence of the members of the Audit Committee) is not deemed to be filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference.

By Order of the Board of Directors
COVANTA HOLDING CORPORATION

TIMOTHY J. SIMPSON
Secretary
Dated: March 24, 2016

ANNUAL MEETING OF STOCKHOLDERS OF
Covanta Holding Corporation
May 5, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

COMPANY NUMBER

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K are available at http://www.astproxyportal.com/ast/01602/
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	21003000000000000000 3			050516
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. The Board of Directors recommend a vote “FOR” the election				The Board of Directors recommend you vote “FOR” the following proposals:
of the listed nominees as Directors for a term of one year.					FOR	AGAINST	ABSTAIN
		NOMINEES:		2. To ratify the appointment of Ernst & Young LLP as Covanta Holding Corporation’s independent registered public accounting firm for the 2016 fiscal year.	☐	☐	☐
☐	FOR ALL NOMINEES	O David M. Barse O Ronald J. Broglio O Peter C.B. Bynoe
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Linda J. Fisher O Joseph M. Holsten
O Stephen J. Jones
☐	FOR ALL EXCEPT (See instructions below)	O Anthony J. Orlando
		O Robert S. Silberman O Jean Smith O Samuel Zell		NOTE: Consider such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
YOUR VOTE IS IMPORTANT!
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				PLEASE VOTE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■
Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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☐                        ¢

COVANTA HOLDING CORPORATION
Proxy for Annual Meeting of Stockholders Solicited on Behalf of the Board of Directors
The undersigned stockholder of Covanta Holding Corporation, a Delaware corporation (the “Company”), hereby appoints STEPHEN J. JONES and TIMOTHY J. SIMPSON, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on May 5, 2016, at 11:00 A.M., Eastern Daylight Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting.
The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side hereof. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director as described in the Proxy Statement and “FOR” Proposal 2 listed in this proxy and as described in the Proxy Statement. The proxy holders are authorized to vote in their discretion on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢	1.1	14475	¢